Exhibit 10.1

EXECUTION VERSION[2]

FOURTH WAIVER AND THIRD AMENDMENT TO AMENDED

AND RESTATED CREDIT AGREEMENT

THIS FOURTH WAIVER AND THIRD AMENDMENT, dated as of September 6, 2005 (this “Waiver and Amendment”), to that certain Amended and Restated Credit Agreement, dated as of September 3, 2003, is made among MQ ASSOCIATES, INC., a Delaware corporation (“Holdings”), MEDQUEST, INC., a Delaware corporation (the “Borrower”), the Lenders (as defined in the Credit Agreement defined below) identified on the signature pages hereto, and WACHOVIA BANK, NATIONAL ASSOCIATION (“Wachovia”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

RECITALS

A.                                   Holdings, the Borrower, the Lenders, Chase Lincoln First Commercial Corporation, as Syndication Agent, Wachovia and General Electric Capital Corporation, as Co-Documentation Agents, and Wachovia as Administrative Agent, are parties to an Amended and Restated Credit Agreement, dated as of September 3, 2003 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), providing for the availability of certain credit facilities to the Borrower upon the terms and conditions set forth therein.  Capitalized terms used herein without definition shall have the meanings given to them in the Credit Agreement.

B.                                     Pursuant to that certain First Amendment to Amended and Restated Credit Agreement, dated as of August 16, 2004 (the “First Amendment”), among the parties thereto, the Required Lenders permitted, among other things, the issuance by Holdings from time to time of Specified Holdings Securities (as defined in the First Amendment).

C.                                     Pursuant to that certain Limited Waiver and Agreement, dated as of February 14, 2005 (the “First Waiver”), among the parties thereto, the Required Lenders (i) temporarily waived the Specified Defaults (as defined in the First Waiver), (ii) permanently waived the Section 6.2(c) Default (as defined in the First Waiver) and (iii) extended the deadline for delivery of the 2005 Projections (as defined in the First Waiver).

D.                                    Pursuant to that certain Second Limited Waiver and Second Amendment to Amended and Restated Credit Agreement, dated as of March 30, 2005 (the “Second Waiver”), among the parties thereto, the Required Lenders (i) temporarily waived the Second Waiver Specified Defaults (as defined in the Second Waiver), and (ii) extended the deadline for delivery of the 2005 Projections, which projections were delivered on May 11, 2005.

E.                                      Pursuant to that certain Third Limited Waiver to Amended and Restated Credit Agreement, dated as of May 13, 2005 (as amended by the amendment thereto dated as of June 30, 2005 (as further amended and restated from time to time), the “Third Waiver”), among the parties thereto, the Required Lenders temporarily waived (i) the Third Waiver Specified Defaults (as defined in the Third Waiver) and (ii) the effect of the Accounting Matter (as defined in the First Waiver, the “Accounting Matter”) on any financial statements or other information of Holdings, the Borrower and their Subsidiaries or any related representations and warranties.

F.                                      Holdings and the Borrower have (i) advised the Administrative Agent that the Third Waiver Specified Defaults are, or may be, continuing, (ii) requested that the Required Lenders agree to waive the Fourth Waiver Specified Defaults (as defined below), subject to the terms and conditions of this Waiver and Amendment and (iii) as a condition to obtaining the waivers requested, agreed to amend the Credit Agreement, including certain financial covenants, as set forth herein.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       Waivers. In reliance upon the representations and warranties and agreements made by Holdings, the Borrower and each of the Guarantors in this Waiver and Amendment, each of the Lenders and the Administrative Agent hereby (i) waives (I) the Third Waiver Specified Defaults and (II) one of more Defaults and/or Events of Default that may have occurred and may be continuing, or that may occur, with respect to (t) the covenants to deliver copies of the audited and unaudited consolidated balance sheets of the Borrower and its consolidated Subsidiaries, and the related audited and unaudited consolidated statements of income and of cash flows for the Borrower and its consolidated Subsidiaries, for all prior fiscal years and fiscal quarters, as required by Sections 6.01(a) and (b) of the Credit Agreement, as applicable, (u) the Borrower’s failure to fully satisfy its obligation to deliver updated and correct statements and schedules as required by Section 6 of the Third Waiver, (v) the Borrower’s delivery of Schedule 1.1B to the Credit Agreement providing that the Borrower does not own any real property, (w) the accounting changes (the “Other Accounting Matter”) as outlined in the Current Report on Form 8-K filed by Holdings with the SEC on July 29, 2005 (the “July 8-K”), (x) other than the covenant set forth in Section 4(d) hereof, the covenant to deliver a copy of the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of the fiscal quarter ending September 30, 2005, and the related unaudited consolidated statements of income and cash flows for such fiscal quarter and the related certification, within 45 days after the end of such fiscal quarter, as required by Section 6.1(b) of the Credit Agreement, (y) the failure to give notice of any such Default and/or Event of Default listed in clauses (t), (u), (v), (w), (x) and (y), or any representation or warranty made or deemed made or to be made by Holdings and the Borrower that no such Default or Event of Default has occurred and, in the case of the event specified in the foregoing clause (i)(II)(u), that the information previously provided pursuant to Section 6 of the Third Waiver was true and correct in all material respects on and as of each date when such representation and warranty was made ((I) and (II), collectively, the “Fourth Waiver Specified Defaults”) and (ii) agrees that, for

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the purposes of Section 5(c) hereof and Section 5.2(a) of the Credit Agreement, any effect that the Accounting Matter and the Other Accounting Matter has had, or may have, on any financial statements or other information of Holdings, the Borrower and their Subsidiaries previously delivered to the Administrative Agent and the Lenders or any related representations and warranties made or deemed made by any Loan Party in or pursuant to the Loan Documents shall be disregarded; provided that notwithstanding the foregoing, the effect of the foregoing waivers shall terminate and be of no further force or effect upon the earlier to occur of any of the following: (1) prior to the Restatement Filing Date (as defined herein), the occurrence or existence of any Default or Event of Default other than the Fourth Waiver Specified Defaults; (2) December 31, 2005 if, by such date, the Administrative Agent shall not have received (i) a copy of the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries for the fiscal year ended December 31, 2004, and the related audited consolidated statements of income and cash flows for such fiscal year and (ii) copies of the unaudited consolidated balance sheets of Holdings and its consolidated Subsidiaries for the fiscal quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, and the related unaudited consolidated statements of income and cash flows for such fiscal quarters, together with the certifications and certificates required by Section 6.2 of the Credit Agreement ((i) and (ii) collectively referred to herein as the “Financial Reports”); (3) the date (the “Restatement Filing Date”) when Holdings shall have filed with the SEC the past due Financial Reports and the restated financial statements and related reports with respect to any prior fiscal periods (such restated statement and reports collectively referred to herein as the “Restated Financials”) if the Financial Reports and Restated Financials contain financial information with respect  to, without duplication, Consolidated EBITDA and the aggregate amount of restated accounts receivable which, when compared to the corresponding financial information in the draft audited financial statements delivered by Holdings to the Administrative Agent and the Lenders on August 26, 2005 varies (positively or negatively) by more than $4,000,000 in the aggregate or $2,000,000 with respect to any fiscal period; or (4) prior to the Restatement Filing Date, the requisite holders or beneficiaries (or trustee or agent on behalf of such holders or beneficiaries, as may be applicable) under any indenture, agreement or instrument evidencing Indebtedness for borrowed money in an aggregate principal amount in excess of $2,000,000 delivering any notice of Default (as defined in any such indenture, agreement or instrument) that may have occurred or may occur under such indenture, agreement or instrument.

2.                                       Amendments.  (a) The Credit Agreement is hereby amended by inserting each of the provisions which appear with computerized underscoring and by deleting each of the provisions which appear with computerized strike-through in the document annexed hereto as Exhibit A.

(b)                                 Exhibit B to the Credit Agreement is hereby replaced in its entirety by Exhibit B hereto.

(c)                                  The Credit Agreement is hereby further amended by inserting Schedule 4.2 hereto as a new Schedule 4.2 thereto.

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(d)                                 Schedule 4.6 to the Credit Agreement is hereby replaced in its entirety by Schedule 4.6 hereto.

3.                                       Certain Agreements.  Notwithstanding anything in the Credit Agreement to the contrary:  (1) (a) from April 1, 2005 until the earlier to occur of (x) September 30, 2005 and (y) the Restatement Filing Date, the Borrower shall pay, together with each interest payment required to be made under the Credit Agreement, an additional cash interest amount at a rate of 0.75% per annum on the average daily amount of outstanding Loans during each monthly period and (b) if the Restatement Filing Date shall have not occurred on or prior to September 30, 2005, the Borrower shall pay, together with each interest payment required to be made under the Credit Agreement (other than any such payment due and payable on or about September 30, 2005 for any interest period prior to such date), an additional cash interest amount at a rate of 1.00% per annum on the average daily amount of outstanding Loans during each monthly period through the Restatement Filing Date; (2) from the Effective Date until the Restatement Filing Date, the Interest Payment Date (A) as to any ABR Loan shall be the last day of every month, (B) as to any Eurodollar Loan shall be the last day of each Interest Period, and (C) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan) shall be the date of any repayment or prepayment made in respect thereof; (3) from the Effective Date until the Restatement Filing Date, as to any Eurodollar Loan, the Interest Period applicable thereto shall not exceed a period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one month thereafter; and (4) from the Effective Date until the Restatement Filing Date, paragraph 4 of the Compliance Certificate (as amended by this Waiver and Amendment) may contain the qualification that such Financial Statements delivered with such certificate may be adjusted to the extent reflected in the most recently delivered audited financial statements (it being understood that such qualification and subsequent adjustment shall not constitute a Default or Event of Default).

4.                                       Additional Covenants.  (a)  The Borrower confirms and agrees that it shall, promptly following the Restatement Filing Date, deliver, or re-deliver, as the case may be, the certificates and information required by Sections 6.2(a) and (b) of the Credit Agreement.

(b)                                 The Borrower shall file with the SEC a Current Report on Form 8-K: (i) not later than the fifteenth (15th) day after the end of each month setting forth selected financial and operational information consisting of the following: gross revenue, interest expense, scan volumes, existing center gross revenue and number of centers in operation, total outstanding indebtedness, cash bank balance and book balance (including outstanding checks); (ii) not later than the forty-fifth (45th) day after the end of each month, selected financial and operating information consisting of net revenue and capital expenditures; and (iii) not later than the forty-fifth (45th) day after the end of each month beginning with the month of September 2005, selected financial information consisting of operating cash flow; provided, however, that the foregoing covenants set forth in this Section 4(b) shall cease upon the Restatement Filing Date.

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(c)                                  By no later than (i) September 2, 2005, the Borrower shall have delivered to the Administrative Agent (or its counsel) original title certificates executed in blank with respect to not fewer than five (5) of the motor vehicles identified by vehicle identification number on Exhibit C hereto and (ii) September 30, 2005 (or such later date as to which the Administrative Agent may agree), the Borrower shall have used its best efforts to deliver to the Administrative Agent (or its counsel) original title certificates executed in blank to each of the motor vehicles identified by vehicle identification number on Exhibit C hereto.

(d)                                 Unless the Restatement Filing Date shall have occurred, by no later than November 15, 2005 the Borrower shall have delivered to the Administrative Agent and the Lenders a consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of the fiscal quarter ended September 30, 2005, and related consolidated statements of income and cash flows for such fiscal quarter, in all cases prepared internally by Holdings; provided, however, that no representation, warranty or certification shall be made in respect of such financial statements.

5.                                       Representations and Warranties.  In order to induce the Administrative Agent and the Lenders to enter into this Waiver and Amendment, each of Holdings and the Borrower hereby represents and warrants to the Administrative Agent and the Lenders as of the date hereof that:

(a)          this Waiver and Amendment has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law);

(b)         after giving effect to this Waiver and Amendment, no Default or Event or Default has occurred and is continuing;

(c)          after giving effect to this Waiver and Amendment, each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents is true and correct in all material respects on and as of the date hereof as if made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(d)         at all times, Indebtedness incurred pursuant to the Credit Agreement constituted, and continues to constitute, indebtedness not prohibited to be incurred pursuant to Section 3.3 of the Senior Subordinated Note Indenture; and

(e)          there exists no Subsidiary of Holdings other than such Subsidiaries which have executed this Waiver and Amendment and the related Acknowledgement and Consent hereto.

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6.                                       Conditions of Effectiveness.  This Waiver and Amendment shall become effective as of the date (the “Effective Date”) that: (i) the Administrative Agent shall have received executed counterparts hereof from each of Holdings, the Borrower and the Required Lenders and an Acknowledgment and Consent hereto from each of the Subsidiary Guarantors in form and substance reasonably satisfactory to the Administrative Agent; (ii) (x) the Seventh Supplemental Indenture dated as of August 15, 2005 to the Senior Subordinated Note Indenture and (y) the First Supplemental Indenture dated as of August 15, 2005 to the Indenture dated August 24, 2004 in connection with the issuance of the 12 ¼% Senior Discount Notes (as therein defined) due 2012 (the “Senior Discount Note Indenture”), entered into by Holdings, as the case may be, as filed by Holdings with the SEC in the Current Report on Form 8-K dated August 15, 2005, shall become effective upon the occurrence of the Effective Date; (iii) affiliates of J.P. Morgan Partners LLC and/or certain other existing and direct and indirect stockholders of Holdings and their respective transferees, successors and assigns (collectively, the “Equity Investors”) shall have purchased shares of qualified capital stock of Holdings pursuant to a purchase agreement (in form and substance substantially similar to such agreement delivered to counsel for the Administrative Agent on August 19, 2005) for an aggregate amount, in cash, of not less than $20 million (the “Additional Equity Investment”) which Additional Equity Investment shall have been paid to Holdings, and not less than $18 million contributed to the Borrower and used in reduction of the Revolving Loans (but without a reduction to the Revolving Commitment); (iv) the Administrative Agent shall have received an amendment fee in an aggregate amount of $347,000 for the respective account of each Lender (on a pro rata basis based on such Lender’s Commitment as of the date hereof) that has executed and delivered to the Administrative Agent a counterpart of this Waiver and Amendment by no later than 5:00 p.m. (Charlotte, North Carolina time) on September 2, 2005; (v) the Administrative Agent shall have received the fees set forth in that certain Fee Letter dated as of the date hereof by and between Wachovia and the Borrower; and (vi) the Borrower shall have paid all fees and expenses due and owing to Morgan, Lewis & Bockius LLP, counsel to the Administrative Agent, and FTI Consulting, financial advisors to the Administrative Agent to the extent unpaid and invoiced on or before the date hereof.

7.                                       Effect of Waiver.  (a) Except as expressly set forth herein, this Waiver and Amendment shall not, by implication or otherwise, limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders, the Administrative Agent, the Borrower, Holdings or any other Loan Party under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, including the Guarantee and Collateral Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.  Nothing herein shall be deemed to entitle the Borrower, Holdings or any other Loan Party, or constitute an express or implied agreement by the Administrative Agent or the Lenders,  to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.  This Waiver and Amendment shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

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(b)                                 From and after the occurrence of the Effective Date, the terms and provisions of this Waiver and Amendment shall, in every respect, supersede and replace the Third Waiver.

(c)                                  Section 7 of the Third Waiver shall no longer apply following the Restatement Filing Date.

8.                                       Releases.  For purposes of this Section, the following terms shall have the following definitions:

“Related Parties” shall mean,  with respect to any released party, such party’s parents, subsidiaries, affiliates, successors, assigns, predecessors, officers, directors, employees, agents, representatives, attorneys, accountants and shareholders, if any.

“Claims” shall mean  any and all claims, losses, debts, liabilities, demands, obligations, promises, acts, omissions, agreements, costs, expenses, damages, injuries, suits, actions, causes of action, including without limitation, any and all rights of setoff, recoupment or counterclaim of any kind or nature whatsoever, in law or in equity, known or unknown, suspected or unsuspected, contingent or fixed.

Excluding only the continuing obligations of the Lenders and the Administrative Agent from and after the Effective Date under the express terms of the Credit Agreement, the Loan Documents and this Waiver and Amendment, Holdings, the Borrower and each Guarantor hereby release, acquit and forever discharge the Lenders and the Agents, and each of them, and their respective Related Parties, of and from any and all Claims arising out of, related or in any way connected with any action or failure to act, prior to the Effective Date, in response to or otherwise in connection with the events or circumstances arising under or otherwise related to the Credit Agreement, the Loan Documents or any Defaults occurring under the Credit Agreement or the Loan Documents.

9.                                       Governing Law.  THIS WAIVER AND AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

10.                                 Severability.  Any provision of this Waiver and Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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11.                                 Successors and Assigns.  This Waiver and Amendment shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

12.                                 Construction.  The headings of the various sections and subsections of this Waiver and Amendment have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof.

13.                                 Counterparts.  This Waiver and Amendment may be executed by one or more of the parties to this Waiver and Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Waiver and Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Waiver and Amendment to be executed by their duly authorized officers as of the date first above written.

MEDQUEST, INC.

By:	/s/ Donald C. Tomasso
Name: Donald C. Tomasso
Title: Interim Chief Executive Officer

MQ ASSOCIATES, INC.

By:	/s/ Donald C. Tomasso
Name: Donald C. Tomasso
Title: Interim Chief Executive Officer

(signatures continued on following pages)

Signature Pages to Fourth Waiver and Third Amendment

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender

By:	/s/ C. Mark Hedrick
Name: C. Mark Hedrick
Title: Director

Signature Pages to Fourth Waiver and Third Amendment

UBS AG, Stamford Branch, as Lender

By:	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director Banking Products Services, US

By:	/s/ Richard L. Tavrow
	Name:	Richard L. Tavrow Director
	Title:	Banking Products Services, US

Signature Pages to Fourth Waiver and Third Amendment

Foothill Income Trust, L.P., as Lender by FIT GP, LLC, Its Gen Partner

By:	/s/ Jeff Nikora
Name: Jeff Nikora
Title: Managing Member

Signature Pages to Fourth Waiver and Third Amendment

Chase Lincoln First Commercial Corporation, as Lender

By:	/s/ Dawn Lee Lum
Name: Dawn Lee Lum
Title: Director

Signature Pages to Fourth Waiver and Third Amendment

General Electric Capital Corporation, as Lender

By:	/s/ Brent A. Shepherd
Name: BRENT A. SHEPHERD
Title: DULY AUTHORIZED SIGNATORY

Signature Pages to Fourth Waiver and Third Amendment

Mountain Capital CLO I Ltd., as Lender

By:	/s/ Jonathan Dietz
Name: Jonathan Dietz
Title: Director

Signature Pages to Fourth Waiver and Third Amendment

Mountain Capital CLO II Ltd., as Lender

By:	/s/ Jonathan Dietz
Name: Jonathan Dietz
Title: Director

Signature Pages to Fourth Waiver and Third Amendment

By:	Landmark V COO Ltd Aladdin Capital Management LLC, as Lender

	By:	/s/ William S. Luthains
Name: William S. Luthains
Title: Director

Signature Pages to Fourth Waiver and Third Amendment

Black Diamond International Funding Ltd., as Lender

By:	/s/ Alan Corkish
	Name:	Alan Corkish
	Title:	Director

Signature Pages to Fourth Waiver and Third Amendment

Black Diamond CLO 2005-1, Ltd, as Lender

By:	Black Diamond Capital Management, L.L.C., As Its Collateral Manager

By:	/s/ James J. Zenni, Jr.
Name: James J. Zenni, Jr.
	Title:	President & Managing Partner Black Diamond Capital Management, L.L.C.

Signature Pages to Fourth Waiver and Third Amendment

Indosuez Capital Funding VI Limited Lyon Capital Management LLC As Collateral Manager, as Lender

By:	/s/ Alexander B. Kenna
	Name:	Alexander B. Kenna
	Title:	LYON CAPITAL MANAGEMENT LLC Portfolio Manager

Signature Pages to Fourth Waiver and Third Amendment

ACKNOWLEDGMENT AND CONSENT

Pursuant to Section 6 of the Fourth Waiver and Third Amendment to Amended and Restated Credit Agreement, dated as of September 6, 2005 among MQ Associates, Inc., a Delaware corporation (“Holdings”), MedQuest, Inc., a Delaware corporation (the “Borrower”), the Lenders identified on the signature pages thereto, and Wachovia Bank, National Association (“Wachovia”), as administrative agent for the Lenders (the “Waiver and Amendment”), to which this acknowledgment is attached, each of the undersigned hereby acknowledges receipt of a copy of and consents to the execution and delivery by Holdings and the Borrower of the Waiver and Amendment and acknowledges and grants the releases contained therein.  Each of the undersigned further confirms and agrees that, after giving effect to the Waiver and Amendment, each Loan Document to which it is a party shall continue in full force and effect in accordance with its terms. Capitalized terms used herein without definition shall have the meanings given to them in the Amended and Restated Credit Agreement dated September 3, 2003 among Holdings, the Borrower, the Lenders, JPMorgan Chase Bank, as Syndication Agent, Wachovia and General Electric Capital Corporation, as Co-Documentation Agents, and Wachovia, as Administrative Agent.

[Remainder of this page intentionally left blank.]

Acknowledgment to Fourth Waiver and Third Amendment

IN WITNESS WHEREOF, the parties hereto have caused this Acknowledgment and Consent to be executed by their duly authorized officers as of the date first above written.

ANDERSON DIAGNOSTIC IMAGING, INC.
ASHEVILLE OPEN MRI, INC.
BIOIMAGING AT CHARLOTTE, INC.
BIOIMAGING OF COOL SPRINGS, INC.
BIOIMAGING AT HARDING, INC.
CABARRUS DIAGNOSTIC IMAGING, INC.
CAPE FEAR DIAGNOSTIC IMAGING, INC.
CAROLINA IMAGING, INC. OF
FAYETTEVILLE
CAROLINAS DIAGNOSTIC IMAGING,
INC.
CHAPEL HILL DIAGNOSTIC IMAGING,
INC.
CHATTANOOGA DIAGNOSTIC IMAGING,
INC.
DOTHAN DIAGNOSTIC IMAGING, INC.
FLORIDA DIAGNOSTIC IMAGING
CENTER, INC.
GROVE DIAGNOSTIC IMAGING CENTER,
INC.
ILLINOIS DIAGNOSTIC IMAGING, INC.
IMAGING SERVICES OF ALABAMA, INC.
KANSAS DIAGNOSTIC IMAGING, INC.
LEXINGTON OPEN MRI, INC.
MECKLENBURG DIAGNOSTIC IMAGING,
INC.
MEDQUEST ASSOCIATES, INC.
MISSOURI IMAGING, INC.
On behalf of each of the entities listed above:

MOBILE OPEN MRI, INC.
MRI & IMAGING OF WISCONSIN, INC.
NORTHEAST COLUMBIA DIAGNOSTIC
IMAGING, INC.
OCCUPATIONAL SOLUTIONS, INC.
OPEN MRI OF GEORGIA, INC.
OPEN MRI & IMAGING OF GEORGIA,
INC.
OPEN MRI & IMAGING OF RICHMOND,
INC.
PALMETTO IMAGING, INC.
PHOENIX DIAGNOSTIC IMAGING, INC.
PIEDMONT IMAGING, INC. (FORSYTH)
PIEDMONT IMAGING, INC.
(SPARTANBURG)
SOUTH CAROLINA DIAGNOSTIC
IMAGING, INC.
SUN VIEW HOLDINGS, INC.
TEXAS IMAGING SERVICES OF EL PASO,
INC.
TRIAD IMAGING, INC.
TYSON’S CORNER DIAGNOSTIC
IMAGING, INC.
VIENNA DIAGNOSTIC IMAGING, INC.
VIRGINIA DIAGNOSTIC IMAGING, INC.
WILLIAM S. WITT, INC.
WISCONSIN DIAGNOSTIC IMAGING,
INC.
On behalf of each of the entities listed above:

By	/s/ Donald C. Tomasso	By:	/s/ Donald C. Tomasso
	Name: Donald C. Tomasso		Name: Donald C. Tomasso
	Title: Interim Chief Executive Officer		Title: Interim Chief Executive Officer

Signature Page to Acknowledgment to Fourth Waiver and Third Amendment

ATHENS MRI, LLC
BIRMINGHAM DIAGNOSTIC IMAGING,
LLC
BRIDGETON MRI AND IMAGING
CENTER, LLC
BRUNSWICK DIAGNOSTIC IMAGING,
LLC
BUCKHEAD DIAGNOSTIC IMAGING, LLC
CAPE FEAR MOBILE IMAGING, LLC
CAPE IMAGING, L.L.C.
CAROLINA MEDICAL IMAGING, LLC
CLAYTON OPEN MRI, LLC
COASTAL IMAGING, LLC
CUMMING DIAGNOSTIC IMAGING, LLC
DIAGNOSTIC IMAGING OF ATLANTA,
LLC
DIAGNOSTIC IMAGING OF GEORGIA,
LLC
DIAGNOSTIC IMAGING OF HIRAM, LLC
DIAGNOSTIC IMAGING OF MARIETTA,
LLC
DULUTH DIAGNOSTIC IMAGING, LLC
DULUTH CT CENTER, LLC
DURHAM DIAGNOSTIC IMAGING, LLC
EAST COOPER DIAGNOSTIC IMAGING,
LLC
FARMFIELD DIAGNOSTIC IMAGING,
LLC
FORT MILL DIAGNOSTIC IMAGING, LLC
HAPEVILLE DIAGNOSTIC IMAGING, LLC
IMAGING CENTER OF CENTRAL
GEORGIA, LLC
JACKSONVILLE DIAGNOSTIC IMAGING,
LLC
KIRKWOOD MRI AND IMAGING
CENTER, LLC
On behalf of each of the entities listed above:

MEDICAL SCHEDULING OF MISSOURI,

LLC
MIDTOWN DIAGNOSTIC IMAGING, LLC
MONTGOMERY OPEN MRI, LLC
OPEN MRI & IMAGING OF CONYERS,
LLC
OPEN MRI & IMAGING OF ALBANY, LLC
OPEN MRI & IMAGING OF ATHENS, LLC
OPEN MRI & IMAGING OF
DOUGLASVILLE, LLC
OPEN MRI OF ATLANTA, LLC
OPEN MRI OF CENTRAL GEORGIA, LLC
OPEN MRI & IMAGING OF DEKALB, LLC
OPEN MRI & IMAGING OF NORTH
FULTON, LLC
OPEN MRI & IMAGING OF MACON, LLC
OPEN MRI & IMAGING OF N.E.
GEORGIA, LLC
OPEN MRI AND IMAGING OF
SNELLVILLE, LLC
OPEN MRI OF SIMPSONVILLE, LLC
OPEN MRI & IMAGING OF RICHMOND,
LLC
RICHMOND WEST END DIAGNOSTIC
IMAGING, LLC
SIMPSONVILLE OPEN MRI, LLC
ST. PETERS MRI & IMAGING CENTER,
LLC
TOWN & COUNTRY OPEN MRI, LLC
TRICOM DIAGNOSTIC IMAGING, LLC
WEST ASHLEY DIAGNOSTIC
IMAGING, LLC
WEST PACES DIAGNOSTIC IMAGING,
LLC
WOODSTOCK DIAGNOSTIC IMAGING,
LLC
On behalf of each of the entities listed above:

By	/s/ Donald C. Tomasso	By:	/s/ Donald C. Tomasso
	Name: Donald C. Tomasso		Name: Donald C. Tomasso
	Title: Interim Chief Executive Officer		Title: Interim Chief Executive Officer

Signature Page to Acknowledgment to Fourth Waiver and Third Amendment

OPEN MRI OF MYRTLE BEACH, LLC
OPEN MRI & IMAGING OF FLORENCE, LLC

By: Palmetto Imaging, Inc., as sole member of each of the entities listed above

By:	/s/ Donald C. Tomasso
Name: Donald C. Tomasso
Title: Interim Chief Executive Officer

Signature Page to Acknowledgment to Fourth Waiver and Third Amendment

EXHIBIT A

[BLACKLINE OF CREDIT AGREEMENT]

Exhibit A to Fourth Waiver and Third Amendment

[~~CONFORMED COPY~~]

$140,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

among

MQ ASSOCIATES, INC.,

MEDQUEST, INC.,

as Borrower,

The Several Lenders from Time to Time Parties Hereto,

JPMORGAN CHASE BANK,

as Syndication Agent,

GENERAL ELECTRIC CAPITAL CORPORATION
and
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agents

and

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Administrative Agent

Dated as of September 3, 2003

J.P. MORGAN SECURITIES INC.,

as Sole Lead Arranger and Bookrunner

CONFORMED TO REFLECT MODIFICATIONS SET FORTH IN THE FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF AUGUST 16, [~~2004 AND~~]2004, THE SECOND LIMITED WAIVER AND SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF MARCH 30, 2005 AND THE FOURTH WAIVER AND THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF SEPTEMBER 6, 2005

THIS CONFORMED COPY OF THE AMENDED AND RESTATED CREDIT AGREEMENT, AS AMENDED, IS FOR PURPOSES OF EFFECTING THE FOURTH WAIVER AND THIRD AMENDMENT ONLY. THE LEGALLY OPERATIVE TERMS OF SUCH CREDIT AGREEMENT, AS AMENDED, ARE AS SET FORTH IN THE SEPARATE CREDIT AGREEMENT AND AMENDING DOCUMENTS.

TABLE OF CONTENTS

SECTION 1. DEFINITIONS

1.1	Defined Terms
1.2	Other Definitional Provisions

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1	Term Commitments
2.2	Procedure for Term Loan Borrowings
2.3	Repayment of Term Loans
2.4	Revolving Commitments
2.5	Procedure for Revolving Loan Borrowing
2.6	Swingline Commitment
2.7	Procedure for Swingline Borrowing; Refunding of Swingline Loans
2.8	Commitment Fees, etc.
2.9	Termination or Reduction of Revolving Commitments
2.10	Optional Prepayments
2.11	Mandatory Prepayments and Commitment Reductions
2.12	Conversion and Continuation Options
2.13	Limitations on Eurodollar Tranches
2.14	Interest Rates and Payment Dates
2.15	Computation of Interest and Fees
2.16	Inability to Determine Interest Rate
2.17	Pro Rata Treatment and Payments
2.18	Requirements of Law
2.19	Taxes
2.20	Indemnity
2.21	Change of Lending Office
2.22	Replacement of Lenders

SECTION 3. LETTERS OF CREDIT

3.1	L/C Commitment
3.2	Procedure for Issuance of Letter of Credit
3.3	Fees and Other Charges
3.4	L/C Participations
3.5	Reimbursement Obligation of the Borrower
3.6	Obligations Absolute
3.7	Letter of Credit Payments
3.8	Applications

SECTION 4. REPRESENTATIONS AND WARRANTIES

4.1	Financial Condition
4.2	No Change
4.3	Existence; Compliance with Law
4.4	Power; Authorization; Enforceable Obligations

i

4.5	No Legal Bar
4.6	Litigation
4.7	No Default
4.8	Ownership of Property; Liens
4.9	Intellectual Property
4.10	Taxes
4.11	Federal Regulations
4.12	Labor Matters
4.13	ERISA
4.14	Investment Company Act; Other Regulations
4.15	Subsidiaries
4.16	Use of Proceeds
4.17	Environmental Matters
4.18	Accuracy of Information, etc.
4.19	Security Documents
4.20	Solvency
4.21	Senior Indebtedness
4.22	Regulation H
4.23	Certain Documents
4.24	Inspections and Investigations
4.25	Medicare Participation
4.26	Fraud and Abuse
4.27	HIPAA Compliance
4.28	Prior Representations and Warranties

SECTION 5. CONDITIONS PRECEDENT

5.1	Conditions to Effectiveness of Amended and Restated Credit Agreement
5.2	Conditions to Each Extension of Credit

SECTION 6. AFFIRMATIVE COVENANTS

6.1	Financial Statements
6.2	Certificates; Other Information
6.3	Payment of Obligations
6.4	Maintenance of Existence; Compliance
6.5	Maintenance of Property; Insurance
6.6	Inspection of Property; Books and Records; Discussions
6.7	Notices
6.8	Environmental Laws
6.9	Additional Collateral, etc
6.10	Matters Relating to Collateral
6.11	USA PATRIOT Act Compliance

SECTION 7. NEGATIVE COVENANTS

7.1	Financial Condition Covenants
7.2	Indebtedness
7.3	Liens
7.4	Fundamental Changes
7.5	Disposition of Property

7.6	Restricted Payments
7.7	Investments
7.8	Optional Payments and Modifications of Certain Debt Instruments
7.9	Transactions with Affiliates
7.10	Sales and Leasebacks
7.11	Changes in Fiscal Periods
7.12	Negative Pledge Clauses
7.13	Clauses Restricting Subsidiary Distributions
7.14	Lines of Business
7.15	Amendments to Recapitalization Documents

SECTION 8. EVENTS OF DEFAULT

SECTION 9. THE AGENTS

9.1	Appointment
9.2	Delegation of Duties
9.3	Exculpatory Provisions
9.4	Reliance by Administrative Agent
9.5	Notice of Default
9.6	Non-Reliance on Agents and Other Lenders
9.7	Indemnification
9.8	Agents in Their Individual Capacities
9.9	Successor Administrative Agent
9.10	Closing Agent, Co-Documentation Agents and Syndication Agent

SECTION 10. MISCELLANEOUS

10.1	Amendments and Waivers
10.2	Notices
10.3	No Waiver; Cumulative Remedies
10.4	Survival of Representations and Warranties
10.5	Payment of Expenses and Taxes
10.6	Successors and Assigns; Participations and Assignments
10.7	Adjustments; Set-off
10.8	Counterparts
10.9	Severability
10.10	Integration
10.11	GOVERNING LAW
10.12	Submission To Jurisdiction; Waivers
10.13	Acknowledgements
10.14	Releases of Guarantees and Liens
10.15	Confidentiality
10.16	WAIVERS OF JURY TRIAL

ANNEX:

SCHEDULES:

1.1A                                 Commitments

1.1B                                   Mortgaged Property

1.1C                                   Excluded Subsidiaries

4.2                                         No Changes

4.4                                           Consents, Authorizations, Filings and Notices

4.6                                           Litigation

4.9                                           Intellectual Property

4.15                                     Subsidiaries

4.19(a)                       UCC Filing Jurisdictions

4.19(b)                      Mortgage Filing Jurisdictions

7.2(d)                            Existing Indebtedness

7.3(f)                               Existing Liens

7.7                                           Existing Investments

7.9                                           Permitted Affiliate Transactions

EXHIBITS:

A                                                Form of Guarantee and Collateral Agreement

B                                                  Form of Compliance Certificate

C                                                  Form of Closing Certificate

D                                                 Form of Assignment and Assumption

E                                                   Form of Legal Opinion of O’Melveny & Myers LLP

F                                                   Form of Exemption Certificate

G                                                  Form of Solvency Certificate

H-1                                       Form of New Lender Supplement

H-2                                       Form of Incremental Facility Activation Notice

AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of September 3, 2003, among MQ ASSOCIATES, INC., a Delaware corporation (“Holdings”), MEDQUEST, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), JPMORGAN CHASE BANK, as syndication agent (in such capacity, the “Syndication Agent”), GENERAL ELECTRIC CAPITAL CORPORATION and WACHOVIA BANK, NATIONAL ASSOCIATION, as co-documentation agents (in such capacities, the “Co-Documentation Agents”), and WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, Holdings, the Borrower, the lenders parties thereto (the “Existing Lenders”) and the Administrative Agent are parties to a Credit Agreement, dated as of August 15, 2002 (the “Existing Credit Agreement”), as in effect immediately prior to the Amendment Effective Date (as defined herein);

WHEREAS, Holdings and the Borrower have requested that the Existing Credit Agreement be amended and restated to provide for a term loan facility in the amount of $60,000,000 and as otherwise provided herein; and

NOW, THEREFORE, Holdings, the Borrower, the Existing Lenders, the Tranche B Term Lenders, the Administrative Agent, the Co-Documentation Agents and the Syndication Agent agree that, subject to the conditions to effectiveness hereof, the Existing Credit Agreement is amended and restated in its entirety as follows:

SECTION 1.                                DEFINITIONS

1.1                                 Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  For purposes hereof:  “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by Wachovia Bank, National Association as its prime rate in effect at its principal office in Charlotte, North Carolina, (the Prime Rate not being intended to be the lowest rate of interest charged by Wachovia Bank, National Association in connection with extensions of credit to debtors).  Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loans”:  Loans the rate of interest applicable to which is based upon the ABR.

“Accounting Matter”: as defined in the Third Amendment.

“Adjustment Date”:  as defined in the Pricing Grid.

“Administrative Agent”:  Wachovia Bank, National Association, together with its affiliates, as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Affiliate”:  as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”:  the collective reference to the Syndication Agent, the Co-Documentation Agents and the Administrative Agent.

“Aggregate Exposure”:  with respect to any Lender at any time, an amount equal to (a) prior to the Amendment Effective Date, the aggregate amount of such Lender’s Revolving Commitments at such time and (b) on the Amendment Effective Date and thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”:  with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”:  as defined in the preamble hereto.

“Amendment Effective Date”:  the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied or waived.

“Applicable Margin”:  [~~(a)~~] Subject to the terms set forth in the Third Amendment with respect to “Applicable Margin”, with respect to Tranche B Term Loans that are (i) ABR Loans, 2.75% per annum and (ii) Eurodollar Loans, 3.75% per annum, (b) with respect to Revolving Loans and Swingline Loans, the rates per annum determined pursuant to the Pricing Grid, and (c) with respect to Incremental Term Loans, such per annum rates as shall be agreed to by the Borrower and the applicable Incremental Term Lenders as shown in the applicable Incremental Facility Activation Notice.

“Application”:  an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Approved Fund”:  as defined in Section 10.6(b).

“Asset Sale”:  any Disposition of property or series of related Dispositions of property that yields Net Cash Proceeds to any Group Member in excess of $150,000; provided that the following shall be excluded from this definition: (i) any Disposition permitted by clause (a), (b), (d) or (g) of Section 7.5; (ii) any Disposition permitted by Section 7.5(c) except to the extent such Disposition relates to Section 7.4(e); (iii) any Disposition of an Investment permitted under Section 7.5(f) except to the extent such Disposition relates to an Investment made pursuant to Section 7.7(i)(C) or 7.7(k); and (iv) any Disposition permitted by Section 7.5(h) to the extent that any Net Cash Proceeds resulting from any such Disposition are not received, directly or indirectly, by distribution, contribution or otherwise, by a Loan Party.

“Assignee”:  as defined in Section 10.6(b).

“Assignment and Assumption”:  an Assignment and Assumption, substantially in the form of Exhibit D.

“August Stock Purchase Agreement”:  that certain Securities Purchase Agreement dated as of September 6, 2005, by and among Holdings and MQ Investment Holdings II, LLC, and each of their respective transferees, successors and assigns.

“Available Revolving Commitment”:  as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided, that in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 2.8(a), other than with respect to the Swingline Lender, the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Benefitted Lender”:  as defined in Section 10.7(a).

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”:  as defined in the preamble hereto.

“Borrowing Date”:  any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business”:  as defined in Section 4.17(b).

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in Charlotte are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Expenditures”:  for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

“Capital Lease Obligations”:  as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation).

“Cash Equivalents”:  (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than six months, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Catch-Up Payments”: with respect to any issue of Specified Holdings Securities, the payment in cash of all or any portion of the accrued and unpaid interest (including, if necessary, capitalized interest and pay-in-kind interest) and original issue discount on such Specified Holdings Securities (with such accrued and unpaid interest and original issue discount calculated to the end of the first accrual period following the fifth anniversary of the date of issue thereof) in excess of the Maximum Accrual with respect thereto, if such a payment is required or permitted to be made pursuant to the terms of such Specified Holdings Securities which amount shall not be less than the minimum amount necessary to ensure that such Specified Holdings Securities are not issued with “significant original issue discount” with the meaning of Section 163(i)(2) of the Code.

“Certificate of Need Regulations”:  regulations issued by any Governmental Authority requiring a service provider to demonstrate the need for such services in the local area prior to operating such services.

“CHAMPUS”:  collectively, the Civilian Health and Medical Program of the Uniformed Service and Tricare, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, and all laws, rules, regulations, manuals, order, guidelines or requirements pertaining to such program including (a) all federal statutes (whether set forth in 10 U.S.C. §§ 1071-1106 or elsewhere) affecting such program; and (b) all rules, regulations (include 32 C.F.R. § 199), manuals, orders and administrative, reimbursement and other guidelines of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended.

“CLO”:  as defined in Section 10.6(b).

“Closing Agent”:  JPMorgan Chase Bank, together with its affiliates (including, without limitation, J.P. Morgan Securities Inc.), as the closing agent.

“CMS”:  the Centers for Medicare and Medicaid Services, formerly known as the Health Care Financing Administration, the entity within the United States Department of Health and Human

Services responsible for administering the Medicare program and the federal aspects of the Medicaid programs, directly and through its fiscal intermediaries and agents, and any successor entities.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents”:  as defined in the preamble hereto.

“Collateral”:  all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”:  as to any Lender, the sum of the Tranche B Term Commitment, any Incremental Term Commitments and the Revolving Commitment of such Lender.

“Commitment Fee Rate”:  the rate per annum determined pursuant to the Pricing Grid.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender (including, without limitation, all consents and waivers under Section 10.1), and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.18, 2.19, 2.20 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender (it being understood that the designating Lender shall not be entitled to any such amount) or (b) be deemed to have any Revolving Commitment.

“Consolidated Current Assets”:  at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

“Consolidated Current Liabilities”:  at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Borrower and its Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans or Swingline Loans to the extent otherwise included therein.

“Consolidated EBITDA”:  for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and all commissions, discounts and other fees and charges associated with Indebtedness (including the Loans, letters of credit, bankers’ acceptance financing), and net costs under Swap Agreements, (c) depreciation and amortization expense, (d) amortization or write-off of intangibles (including, but not limited to, goodwill) and organization costs, (e) any non-cash expenses or losses, (f) any non-cash expenses or charges resulting from the grant of stock options, equity or profit related employment incentives, (g) any extraordinary, unusual or non-recurring cash expenses or losses, which, together with any cash payments made during such period in respect of items reflected as extraordinary, unusual or non-recurring non-cash expenses or losses in the statement of Consolidated Net Income in a prior period, shall not exceed an aggregate amount of $2,000,000 in any fiscal year, and ([~~i~~]h) Excluded Charges and minus, (a) to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income, (ii) any extraordinary, unusual or non-recurring non-cash income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (iii) any other non-cash income and (b) any cash payments made during such period in respect of items reflected as extraordinary, unusual or non-recurring non-cash expenses or losses in the statement of Consolidated Net Income in a prior period to the extent such non-cash expense or loss was previously included in the calculation of Consolidated EBITDA and is in excess of the limitation set forth in clause ([~~h~~]g) above, all as determined on a consolidated basis.  For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio or the Consolidated Senior Leverage Ratio, (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall, after giving Pro Forma Effect thereto, be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, in each case, to the same extent that the Indebtedness attributable to such property was deducted from Consolidated Total Debt in the determination of the Consolidated Leverage Ratio or the Consolidated Senior Leverage Ratio, and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving Pro Forma Effect thereto.  As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $300,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields total consideration to the Borrower or any of its Subsidiaries in excess of $300,000.

“Consolidated EBITDAR”:  for any period, Consolidated EBITDA plus, without duplication, Consolidated Lease Expense for such period.

“Consolidated Fixed Charge Coverage Ratio”:  for any period, the ratio of (a) Consolidated EBITDAR for such period to (b) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges”:  for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period, (b) Consolidated Lease Expense for such period (c) income tax expenses for the Borrower and its Subsidiaries for such period paid in cash, (d) scheduled payments made during such period on account of principal of Indebtedness of the Borrower or any of its Subsidiaries, [~~and~~ ](e) the aggregate (without duplication) of all Restricted Payments made by the Borrower or any of its Subsidiaries during such period pursuant to [~~Sections~~]Section 7.6(h)(i) and 7.6(h)(ii), and (f) De Novo Capital Expenditures.

“Consolidated Holdings Total Debt”: at any date, the aggregate principal amount of all Indebtedness, without duplication, of Holdings and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP, but excluding Indebtedness of the type described in clause (f) of the definition thereof and, to the extent relating to such clause (f), the types described in clauses (h) and (i) of the definition thereof, unless such Indebtedness has been fully liquidated and is no longer a contingent obligation.

“Consolidated Interest Expense”:  for any period, (a) total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP) minus (b) total cash interest income of the Borrower and its Subsidiaries for such period.

“Consolidated Lease Expense”:  for any period, (a) the aggregate amount of fixed and contingent rentals payable in cash by the Borrower and its Subsidiaries for such period with respect to operating leases of real and personal property, determined on a consolidated basis in accordance with GAAP minus (b) the aggregate amount of rental income under leases of real and personal property, determined on a consolidated basis in accordance with GAAP.

“Consolidated Leverage Ratio”:  as at the last day of any period of four consecutive fiscal quarters, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.

“Consolidated Net Income”:  for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Senior Debt”:  all Consolidated Total Debt other than the Senior Subordinated Notes and other subordinated debt.

“Consolidated Senior Leverage Ratio”:  as of the last day of any period of four consecutive fiscal quarters, the ratio of (a) Consolidated Senior Debt on such day to (b) Consolidated EBITDA for such period.

“Consolidated Total Debt”:  at any date, the aggregate principal amount of all Indebtedness, without duplication, of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP, but excluding Indebtedness of the type described in clause (f) of the definition thereof and, to the extent relating to such clause (f), the types described in clauses (h) and (i) of the definition thereof, unless such Indebtedness has been fully liquidated and is no longer a contingent obligation.

“Consolidated Working Capital”:  at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Continuing Directors”:  the directors of Holdings on the Original Closing Date, and each other director, if, in each case, such other director either (i) was nominated or recommended for election or appointed to the board of directors of Holdings by a majority of the then Continuing Directors or by the Permitted Investors, (ii) receives the vote of the Permitted Investors in his or her election by the shareholders of Holdings, or (iii) was nominated or elected pursuant to the terms of the Stockholders Agreement.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any material agreement, instrument or other legally binding undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Investment Affiliate”:  as to any Person, any other Person (including, without limitation, any fund or investment vehicle) that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise or acts as investment advisor or manager.

“Copyrights”:  as defined in the Guarantee and Collateral Agreement.

“Default”:  any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”:  at any time, any Lender that, at such time, has failed to make a Loan required to be made by such Lender pursuant to the terms of this Agreement.

“De Novo Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition of a De Novo Facility that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries, but excluding the principal amount of Funded Debt (other than Funded Debt incurred hereunder) incurred in connection with such expenditures and any such expenditures to the extent financed with the proceeds of any Reinvestment Deferred Amount or the issuance of equity.

“De Novo Facility”:  as of any time of determination, any Health Care Facility that has been acquired (solely to the extent relating to a new construction or development), developed or constructed by, or on behalf of, any Group Member, unless such facility is of a comparable size to and within 10 miles from an existing facility in the process of closing and being replaced by such acquired, developed or constructed facility.

“Disposition”:  with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”:  any Capital Stock that is not Qualified Capital Stock.

“Dollars” and “$”:  dollars in lawful currency of the United States.

“Domestic Subsidiary”:  any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“Environmental Laws”:  any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, lawful requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health from environmental or workplace hazards or the protection of the environment, as now or may at any time hereafter be in effect.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”:  for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period.  In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., Charlotte time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”:  Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”:  the collective reference to Eurodollar Loans having Interest Periods which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”:  any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”:  for any fiscal year of the Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) any decrease in Consolidated Working Capital for such fiscal year, (iv) the aggregate net amount of non-cash loss on the Disposition of property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income, and (v) the amount of all income tax expense, interest expense, amortization or writeoff of debt discount and debt issuance costs and all commissions, discounts and other fees and charges associated with Indebtedness (including the Loans, letters of credit, bankers’ acceptance financing), and net costs under Swap Agreements, in each case to the extent deducted in arriving at such Consolidated Net Income, over (b) the sum, without duplication, of (i) the amount of all non-cash credits, income and gains included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Funded Debt (other than Funded Debt hereunder) incurred in connection with such expenditures and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount or issuance of equity), (iii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Permitted Acquisitions in such fiscal year (as such sum shall be reduced by the principal amount of Funded Debt (other than Funded Debt hereunder) incurred in connection with such Permitted Acquisitions and any such expenditures for such Permitted Acquisitions financed with the proceeds of any Reinvestment Deferred Amount or issuance of equity), (iv) (x) the aggregate amount of all prepayments of Revolving Loans and Swingline Loans during such fiscal year to the extent of accompanying permanent optional reductions of the Revolving Commitments and all optional prepayments of the Term Loans (together with any prepayment fees accompanying such prepayments) during such fiscal year, in each such case, divided by (y) the Prepayment Percentage, (v) the aggregate proceeds of Asset Sales and Recovery Events during such fiscal year, but only to the extent that such Asset Sales and Recovery Events increased Consolidated Net Income during such fiscal year, (vi) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Term Loans and Funded Debt incurred to finance Capital Expenditures and Permitted Acquisitions) of the Borrower and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (vii) any increase in Consolidated Working Capital for such fiscal year, (viii) any cash payments made during such period in respect of items described in clauses (a)(ii) and (a)(iv) above subsequent to the fiscal quarter in which such relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, (ix) the aggregate net amount of non-cash gain on the Disposition of property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, (x) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of income tax expense, interest expense and all commissions, discounts and other fees and charges associated with Indebtedness (including the Loans, letters of credit, bankers’ acceptance financing), and net costs under Swap Agreements, [and ](xi) the aggregate amount of dividends and other distributions actually paid by the Borrower and its Subsidiaries (without duplication) in cash during such period to Holdings in accordance with Section 7.6(h) , and (xii) solely to the extent not deducted in determining Consolidated Net Income, the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such period in respect of fees, costs and expenses actually incurred in connection with the restatement of the financial statements of Holdings and its Subsidiaries arising out of or in connection with the Accounting Matter and the Other Accounting Matter, including, without limitation, fees, costs and expenses incurred in connection with the Third Amendment and each of the waivers and other modifications to this Agreement granted by the Administrative Agent and the Lenders during fiscal year 2005, and the amendments to other Indebtedness of the Borrower and Holdings effected in connection with the Third Amendment, in each case without duplication.

“Excess Cash Flow Application Date”:  as defined in Section 2.11(c).

“Excluded Charges”:  without duplication, all (i) transaction fees, costs and expenses incurred in connection with the Recapitalization Transactions[ ~~and~~], (ii) with respect to any Permitted Acquisition or any Disposition of assets outside of the ordinary course of business permitted by Section 7.5, all adjustments (including, without limitation, operating and expense reductions and other synergistic benefits) as would be permitted pursuant to Regulation S-X under the Securities Act of 1933, as amended, (iii) the aggregate amount of fees, costs and expenses actually incurred in connection with the restatement of the financial statements of Holdings and its Subsidiaries arising out of or in connection with the Accounting Matter and the Other Accounting Matter , including, without limitation, fees, costs and expenses incurred in connection with the Third Amendment and each of the waivers and other modifications to this Agreement granted by the Administrative Agent and the Lenders during fiscal year 2005, and the amendments to other Indebtedness of the Borrower and Holdings effected in connection with the Third Amendment, in each case without duplication and (iv) non-recurrent charges in respect of terminating and replacement management.

“Excluded Foreign Subsidiary”:  (i) any Foreign Subsidiary designated as such on Schedule 4.15 in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in material adverse tax consequences to the Borrower, and (ii) any Subsidiary of an Excluded Foreign Subsidiary as designated on Schedule 4.15.

“Existing Credit Agreement”:  as defined in the recitals. hereto.

“Existing Lenders”:  as defined in the recitals hereto.

“Facility”:  each of (a) the aggregate Tranche B Term Commitments of all Lenders and the Tranche B Term Loans made thereunder (the “Tranche B Term Facility”), (b) the aggregate Incremental Term Loan Commitments of all Lenders having the same Incremental Term Facility Closing Date and the Incremental Term Loans made thereunder (each, an “Incremental Term Loan Facility”) and (c) the Total Revolving Commitments and the Revolving Extensions of Credit made thereunder (the “Revolving Facility”).

“Federal Funds Effective Rate”:  for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by Wachovia Bank from three federal funds brokers of recognized standing selected by it.

“Fee Payment Date”:  (a) the last day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.

“First Amendment”: the First Amendment to Amended and Restated Credit Agreement, dated as of August 16, 2004, among Holdings, the Borrower, the Lenders party thereto and the Administrative Agent.

“Foreign Subsidiary”:  any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funded Debt”:  as to any Person, without duplication, all Indebtedness of such Person that matures more than one year from the date of its creation or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date and, in the case of the Borrower, Indebtedness in respect of the Loans.

“Funding Office”:  the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”:  generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1(b).  In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, and, with respect to any Lender, including any central bank, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”:  the collective reference to Holdings, the Borrower and their respective Subsidiaries, other than those Subsidiaries listed on Schedule 1.1C.

“Guarantee and Collateral Agreement”:  the Guarantee and Collateral Agreement dated as of August 15, 2002, as executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), without duplication, any obligation of the guaranteeing person guaranteeing or in effect guaranteeing (including through reimbursement, counterindemnity or similar obligation) any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”), including any issuing bank under any letter of credit, in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made unless such primary obligation for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”:  the collective reference to Holdings and the Subsidiary Guarantors.

“Health Care Facility”:  any facility, whether licensed as a skilled nursing facility, intermediate care facility, personal care facility, out-patient clinic, diagnostic center or hospital (including, without limitation, any long-term acute care hospital) which provides any level of medical care, diagnostic or rehabilitative services or any products or services reasonably related thereto.

“Health Care Permits”:  any and all licenses, provisional licenses, JCAHO and/or other accreditations, franchising rights to conduct business, approvals by a Governmental Authority, authorizations, certificates of need, consents, qualifications, operating authority, and/or any other permit that is related to the provision of health care services required by any applicable Governmental Authority or otherwise necessary for any Group Member to operate its business or to own, lease, operate or manage a Health Care Facility of any Group Member.

“HIPAA”:  the Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

“Holdings”:  as defined in the preamble hereto.

“Holdings Consolidated Leverage Ratio”: as at the last day of any period of four consecutive fiscal quarters, the ratio of (a) Consolidated Holdings Total Debt on such day to (b) Consolidated EBITDA for such period.

“Incremental Facility Activation Notice”:  a notice substantially in the form of Exhibit H-2.

“Incremental Facility Closing Date”:  any Business Day designated as such in an Incremental Facility Activation Notice.

“Incremental Term Commitment”:  as to any Lender, the obligation of such Lender, if any, to make an Incremental Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth in the applicable Incremental Facility Activation Notice.

“Incremental Term Lender”:  (a) on any Incremental Facility Closing Date relating to Incremental Term Loans, the Lenders signatories to the relevant Incremental Facility Activation Notice and (b) thereafter, each Lender that is a holder of an Incremental Term Loan.

“Incremental Term Loan”:  as defined in Section 2.1(a).

“Incremental Term Maturity Date”:  with respect to the Incremental Term Loans to be made pursuant to any Incremental Facility Activation Notice, the maturity date specified in such Incremental Facility Activation Notice, which date shall be on or after the Tranche B Term Maturity Date.

“Incremental Term Percentage”:  as to any Lender in respect of any Incremental Term Loan Facility, the percentage which the aggregate principal amount of such Lender’s Incremental Term Loans under such Facility then outstanding constitutes of the aggregate principal amount of the Incremental Term Loans then outstanding under such Facility.

“Indebtedness”:  of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables and other current liabilities incurred in the ordinary course of such Person’s business and contingent purchase price adjustments), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all Disqualified Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Section 8(e) only, all obligations of such Person in respect of Swap Agreements.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  pertaining to a condition of Insolvency.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”:  (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”:  as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., Charlotte time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)                                     if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)                                  the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date or beyond the date final payment is due on the Term Loans, as the case may be; and

(iii)                               any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Investments”:  as defined in Section 7.7.

“Issuing Lender”:  Wachovia Bank, National Association or any affiliate thereof, in its capacity as issuer of any Letter of Credit.

“JCAHO”:   the Joint Commission on Accreditation of Healthcare Organizations.

“Joint Venture”:  as to any Person, any other Person or any arrangement in which such Person has any direct or indirect interest and that is not a Subsidiary of such Person.

“Junior Capital”:  any Qualified Capital Stock of the Borrower or Holdings and any subordinated Indebtedness of Holdings or the Borrower that has a final maturity date at least 180 days after the later of the Tranche B Term Maturity Date and the latest Incremental Term Maturity Date and no payments in cash of principal or interest thereon (other than in the circumstances described in the proviso of the definition of Qualified Capital Stock) prior to the later of the Tranche B Term Maturity Date and the latest Incremental Term Maturity Date issued to, or placed by, the Sponsor or its Control Investment Affiliates.

“L/C Commitment”:  $5,000,000.

“L/C Obligations”:  at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”:  the collective reference to all the Revolving Lenders other than the Issuing Lender.

“Lenders”:  as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Letters of Credit”:  as defined in Section 3.1(a).

“Lien”:  any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”:  any loan made by any Lender pursuant to this Agreement.

“Loan Documents”:  this Agreement, the Security Documents, the Notes and any other document related thereto to which a Loan Party is party which expressly provides that such document is a Loan Document hereunder.

“Loan Parties”:  Each Group Member other than the Excluded Foreign Subsidiaries.

“Majority Facility Lenders”:  with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments then in effect); provided, however, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of the Majority Facility Lenders such Defaulting Lender’s Term Loans then outstanding and such Defaulting Lender’s Revolving Commitments, or after termination of the Total Revolving Commitments, the Revolving Extensions of Credit of such Defaulting Lender then outstanding.

“Material Adverse Effect”:  a material adverse effect on (a) the business, property, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Materials of Environmental Concern”:  any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos and polychlorinated biphenyls.

“Maximum Accrual”: with respect to any issue of Specified Holdings Securities, an amount equal to the product of (i) the initial issue price (as defined in Sections 1273(b) and 1274(a) of the Code) of such Specified Holdings Securities and (ii) the yield to maturity (interpreted in accordance with Section 163(i) of the Code) of such Specified Holdings Securities.

“Medicaid”:  collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. §§1396 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders, guidelines or requirements pertaining to such program including (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) regulating such program; (b) all state statutes, regulations and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program; and (c) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement, guidelines and requirements of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicaid Provider Agreement”:  an agreement entered into between a Health Care Facility, supplier or physician and CMS or any federal or state agency or other entity administering Medicaid in such state, or any other grant of authority by CMS or any federal or state agency or other entity administering Medicaid in such state, under which the Health Care Facility, supplier or physician is authorized to provide medical goods and services to Medicaid recipients and to be reimbursed by Medicaid for such goods and services.

“Medicare”:  collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. §§ 1395 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders or guidelines pertaining to such program including (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) regulating such program; and (b) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement, guidelines and requirements of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare Provider Agreement”:  an agreement entered into between a Health Care Facility, supplier or physician and CMS or any federal or state agency or other entity administering Medicare in such state, or other grant of authority by CMS or any federal or state agency or other entity administering Medicare in such state, under which the Health Care Facility, supplier or physician is authorized to provide medical goods and services to Medicare patients and to be reimbursed by Medicare for such goods and services.

“Mortgaged Properties”:  the real properties listed on Schedule 1.1B, as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.

“Mortgages”:  each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, in form and substance reasonably satisfactory to the Administrative Agent.

“Multiemployer Plan”:  a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”:  in connection with any Asset Sale or any Recovery Event or any incurrence of Indebtedness, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event or incurrence of Indebtedness, net of (i) attorneys’ fees, accountants’ fees, investment banking fees and all other professionals’ and advisors’ fees, (ii) all reasonable costs and expenses arising therefrom (including, without limitation, all underwriting, brokerage, commitment, arrangement, consent, title, filing, recording,  and similar fees, premiums, commissions and discounts), (iii) amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event, including, without limitation, all premiums, penalties, breakage, indemnity, consent fees and similar amounts in connection therewith, and distributions or other payments required to be made to any minority interest holders in Subsidiaries (which shall not exceed such holders’ ratable interests), (iv) all reserves reasonably established by the Borrower in respect of post-closing adjustments, payments, indemnities and other contingent liabilities, provided that upon the date upon which such reserve is no longer required to be maintained, the remaining amount of such reserve shall then be deemed Net Cash Proceeds, and (v) all other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements).

“New Lender”:  as defined in Section 2.1(c).

“Non-Excluded Taxes”:  as defined in Section 2.19(a).

“Non-U.S. Lender”:  as defined in Section 2.19(d).

“Notes”:  the collective reference to any promissory note evidencing Loans.

“Obligations”:  the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender (or, in the case of Specified Swap Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Swap Agreement (to the extent that, after giving effect to such Specified Swap Agreement, the aggregate principal amount of outstanding Loans and Senior Subordinated Notes bearing interest at a fixed rate is not less than 35% of such aggregate principal amount) or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Original Closing Date”:  August 15, 2002.

“Other Accounting Matter”:  as defined in the Third Amendment.

“Other Taxes”:  any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Patents”:  as defined in the Guarantee and Collateral Agreement.

“Participant”:  as defined in Section 10.6(c).

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition”: any acquisition of property or series of related acquisitions of property that (a) constitutes assets constituting all or substantially all of a business unit or constitutes all or substantially all of the Capital Stock of a Person, and (b) is permitted by and consummated in compliance with the requirements of Section 7.7(g).

“Permitted Investor Preferred Stock”:  the Series A Redeemable Preferred Stock and the Series B Redeemable Preferred Stock of Holdings as set forth in the Fourth Amended and Restated Certificate of Incorporation of Holdings, as further amended and modified from time to time.

“Permitted Investors”:  the collective reference to (i) the Sponsor and its Control Investment Affiliates and (ii) senior management of Holdings and the Borrower as of the Amendment Effective Date, together with any other members of such senior management approved by the Board of Directors of Holdings or the Borrower, as the case may be.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Percentage”:  75%; provided, that, the Prepayment Percentage shall be reduced to 50% if the Consolidated Leverage Ratio as of the last day of such fiscal year is not greater than 3.75 to 1.0.

“Pricing Grid”:  the table set forth below.

Consolidated Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans	Commitment Fee Rate
Greater than or equal to 4.0 to 1.0	2.75%	1.75%	.500%
Less than 4.0 but greater than or equal to 3.25 to 1.0	2.50%	1.50%	.500%
Less than 3.25 but greater than 2.5 to 1.0	2.25%	1.25%	.500%
Equal to or less than 2.5 to 1.0	2.00%	1.00%	.375%

For the purposes of the Pricing Grid, changes in the Applicable Margin resulting from changes in the Consolidated Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which financial statements are delivered to the Lenders pursuant to Section 6.1 and shall remain in effect until the next change to be effected pursuant to this paragraph.  If any financial statements referred to above are not delivered within the time periods specified in Section 6.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply.  In addition, at all times while an Event of Default shall have occurred and be continuing, the highest rate set forth in each column of the Pricing Grid shall apply.  Each determination of the Consolidated Leverage Ratio pursuant to the Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 7.1.  As of the Amendment Effective Date, and until adjustment as provided herein, the Applicable Margins shall be determined based on the financial statements most recently delivered to the Lenders pursuant to Section 6.1 of the Existing Credit Agreement (which reflect a Consolidated Leverage Ratio greater than 4.0 to 1.0).

“Pro Forma Balance Sheet”:  as defined in Section 4.1(a).

“Pro Forma Effect”:  with respect to any event or transaction occurring during any period of four consecutive fiscal quarters, such event or transaction (including any other transactions consummated in connection therewith or required thereby) shall be deemed to have been made on the first day of such period of four consecutive fiscal quarters.

“Projections”:  as defined in Section 6.2(c).

“Properties”:  as defined in Section 4.17(a).

“Qualified Capital Stock”:  any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event does not provide for scheduled payments of dividends in cash and does not (i) mature or becomes mandatorily redeemable pursuant to a sinking fund obligation or otherwise; (ii) become convertible or exchangeable at the option of the holder thereof for Indebtedness or Capital Stock that is not Qualified Capital Stock; or (iii) become redeemable at the option of the holder thereof, in whole or in part, in each case, on or prior to the later of (A) the date that is 180 days after the later of the Tranche B Term Maturity Date and the latest Incremental Term Maturity Date and (B) the final maturity date of the Senior Subordinated Notes; provided, that any Capital Stock that would not constitute Qualified Capital Stock solely because the holders thereof have the right to require Holdings to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially similar manner to the description of change of control in Section 8(k) of this Agreement and to the corresponding definition of Asset Sale in this Agreement) shall nonetheless constitute Qualified Capital Stock.  Notwithstanding anything to the contrary, the Permitted Investor Preferred Stock shall be deemed to be Qualified Capital Stock.

“Qualified Public Offering”: any QPO as such term is defined in the Fourth Amended and Restated Certificate of Incorporation of Holdings, as further amended and modified from time to time.

“Recapitalization”:  (i) the purchase by MQ Investment Holdings, LLC (together with any other Control Investment Affiliates of the Sponsor) of equity securities of Holdings representing approximately 70.5% of the post-closing equity of Holdings, (ii) the exchange by the Rollover Stockholders of existing equity in Holdings for newly issued shares in Holdings representing approximately 29.5% of the post-closing equity of Holdings and (iii) the redemption or repurchase by Holdings of the Seller Shares (other than the Seller Shares held by the Rollover Stockholders exchanged for “rollover equity” as contemplated by clause (ii) above), in each case, in accordance with the Recapitalization Agreement.

“Recapitalization Agreement”:  the Recapitalization Agreement among MQ Investment Holdings, LLC, Holdings, the stockholders of Holdings signatory thereto and Gene Venesky and David Lang, as the stockholders’ representatives, dated as of July 16, 2002 and amended as of August 8, 2002.

“Recapitalization Documentation”:  collectively, the Recapitalization Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements modifying or supplementing the terms thereof or entered into in connection therewith.

“Recapitalization Transactions”:  collectively, the Recapitalization, the repayment of certain Indebtedness and the other transactions contemplated by the Recapitalization Documentation, any other transactions consummated in connection with any of the foregoing (including, without limitation, the payment of transaction fees and expenses) and the financing of any of the foregoing.

“Receivable”:  as defined in the Guarantee and Collateral Agreement.

“Recovery Event”:  any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Refunded Swingline Loans”:  as defined in Section 2.7.

“Register”:  as defined in Section 10.6(b).

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Reimbursement Approvals”:  with respect to all Third Party Payor Arrangements, any and all certifications, provider numbers, provider agreements (including, without limitation, Medicare Provider Agreements and Medicaid Provider Agreements), participation agreements, accreditations (including JCAHO accreditation) and/or any other agreements with or approvals by organizations and Governmental Authorities.

“Reimbursement Obligation”:  the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount”:  with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that, as a result of the delivery of a Reinvestment Notice, are not applied to prepay the Term Loans and the Revolving Loans and, if applicable, reduce the Revolving Commitments pursuant to Sections 2.11(b) and 2.11(d).

“Reinvestment Event”:  any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”:  a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of any Group Member (other than Holdings).

“Reinvestment Prepayment Amount”:  with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of any Group Member (other than Holdings).

“Reinvestment Prepayment Date”:  with respect to any Reinvestment Event, the earlier of (a) the date occurring [~~twelve~~]six months after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of any Group Member (other than Holdings) with all or any portion of the relevant Reinvestment Deferred Amount.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, ..32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”:  at any time, the holders of more than 50% of (a) prior to the Amendment Effective Date, the Total Revolving Commitments and (b) on the Amendment Effective Date and thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding; provided, however, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders such Defaulting Lender’s Revolving Commitments, or after termination of the Total

Revolving Commitments, the Revolving Extensions of Credit of such Defaulting Lender then outstanding.

“Requirement of Law”:  as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or legally binding determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”:  the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.

“Restatement Date”:  the date when Holdings files with the SEC its restated financial statements and related reports which restate such statements and reports previously filed with the SEC for fiscal periods prior to fiscal year 2005.

“Restatement Filing Date:  as defined in the Third Amendment.

“Restricted Payments”:  as defined in Section 7.6.

“Revolving Commitment”:  as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.  The original amount of the Total Revolving Commitments is $80,000,000.

“Revolving Commitment Period”:  the period from and including the Original Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”:  as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Lender”:  each Lender that has a Revolving Commitment or that holds any Revolving Extension of Credit.

“Revolving Loans”:  as defined in Section 2.4(a).

“Revolving Percentage”:  as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided, that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.

“Rollover Stockholders”:  as defined in the Recapitalization Agreement.

“Revolving Termination Date”:  August 15, 2007.

“Sale-Leaseback Transaction”:  as defined in Section 7.10.

“SEC”:  the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Security Documents”:  the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Seller Shares”:  the Existing Common Stock, the Existing Class B Common Stock, the Existing Series A Preferred Stock, and the Existing Series C Preferred Stock, as such terms are defined in the Recapitalization Agreement.

“Senior Subordinated Note Indenture”:  the Indenture dated August 15, 2002 entered into by the Borrower and certain of its Subsidiaries in connection with the issuance of the Senior Subordinated Notes, together with all instruments and other agreements entered into by the Borrower or such Subsidiaries in connection therewith.

“Senior Subordinated Notes”:  the subordinated notes of the Borrower issued pursuant to the Senior Subordinated Note Indenture and any Exchange Notes (as defined in the Senior Subordinated Note Indenture) as contemplated therein.

“Single Employer Plan”:  any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent”:  when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.  For purposes of this definition, (i) ”debt” means liability on a “claim”, and (ii) ”claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Change of Control”:  a “Change of Control” (or any other defined term having a similar purpose) as defined in the Senior Subordinated Note Indenture.

“Specified Holdings Securities”: unsecured notes and/or Disqualified Capital Stock issued by Holdings, in one or more series from time to time, together with any accretion in the principal amount or liquidation value thereof and any pay-in-kind notes or Capital Stock issued for the payment of interest or dividends thereon.

“Specified Swap Agreement”:  any Swap Agreement entered into by the Borrower and any Lender or affiliate thereof in respect of interest rates, currency exchange rates or commodity prices, so long as any such Swap Agreement is not entered into for speculative purposes.

“Sponsor”:  J.P. Morgan Partners (BHCA), L.P.

“Stockholders Agreement”:  the Stockholders’ Agreement, dated as of August 15, 2002, among Holdings and each of the stockholders party thereto, as further amended and modified from time to time.

“Subsidiary”:  as of any date of determination, as to any Person, a corporation, partnership, limited liability company or other entity the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of general partnership interests, more than 50% of the general partnership interests, are owned by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”:  each Subsidiary of the Borrower other than any Excluded Foreign Subsidiary and any Subsidiary that is not a Group Member.

“Supermajority Lenders”:  at any time, the holders of more than 75% of (a) prior to the Amendment Effective Date, the Total Revolving Commitments and (b) on the Amendment Effective Date and thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding; provided, however, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Supermajority Lenders such Defaulting Lender’s Revolving Commitments, or after termination of the Total Revolving Commitments, the Revolving Extensions of Credit of such Defaulting Lender then outstanding.

 “Swap Agreement”:  any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Swingline Commitment”:  the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $5,000,000.

“Swingline Lender”:  Wachovia Bank, National Association, in its capacity as the lender of Swingline Loans.

“Swingline Loans”:  as defined in Section 2.6.

“Swingline Participation Amount”:  as defined in Section 2.7.

“Syndication Agent”:  as defined in the preamble hereto.

“Target Leverage Ratio”: a Consolidated Leverage Ratio of less than 4.0 and a Consolidated Senior Leverage Ratio of less than the ratio specified in Section 7.1(b) applicable at such time.

“Term Lenders”:  the collective reference to the Tranche B Term Lenders and the Incremental Term Lenders.

“Term Loans”:  the collective reference to the Tranche B Term Loans and the Incremental Term Loans.

“Third Amendment”: the Fourth Waiver and Third Amendment to Amended and Restated Credit Agreement, dated as of September 6, 2005, among Holdings, the Borrower, the Lenders party thereto and the Administrative Agent.

“Third Party Payor Arrangements”:  any and all arrangements with Medicare, Medicaid, and any other Governmental Authority, or quasi-public agency, Blue Cross, Blue Shield, any and all managed care plans and organizations, including but not limited to health maintenance organizations and preferred provider organizations, private commercial insurance companies, employee assistance programs and/or any other third party arrangements, plans or programs for payment or reimbursement in connection with health care services, products or supplies.

“Total Revolving Commitments”:  at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”:  at any time, the aggregate amount of the Revolving Extensions of Credit of the Lenders outstanding at such time.

“Trademarks”:  as defined in the Guarantee and Collateral Agreement.

“Tranche B Term Commitment”:  as to any Lender, the obligation of such Lender, if any, to make a Tranche B Term Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Tranche B Term Commitment” opposite such Lender’s name on Schedule 1.1A.  The original aggregate amount of the Tranche B Term Commitments is $60,000,000.

“Tranche B Term Lender”:  each Lender that has a Tranche B Term Commitment or that holds a Tranche B Term Loan.

“Tranche B Term Loan”:  as defined in Section 2.1(a).

“Tranche B Term Maturity Date”:  September 3, 2009.

“Tranche B Term Percentage”:  as to any Tranche B Term Lender at any time, the percentage which such Lender’s Tranche B Term Commitment then constitutes of the aggregate Tranche B Term Commitments (or, at any time after the Amendment Effective Date, the percentage which the aggregate principal amount of such Lender’s Tranche B Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche B Term Loans then outstanding).

“Transferee”:  any Assignee or Participant.

“Type”:  as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“United States”:  the United States of America.

“Wholly Owned Subsidiary”:  as to any Person, any other Person, all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

1.2                                 Other Definitional Provisions.   (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)                         As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, [~~and~~ ](v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time and (vi) after the Restatement Filing Date, any financial calculations delivered by a Loan Party to the Administrative Agent shall be based on the audited financial statements filed on the Restatement Filing Date.

(c)                          The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)                         The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2.                                AMOUNT AND TERMS OF COMMITMENTS

2.1                                 Term Commitments.  (a)  Subject to the terms and conditions hereof, (i) each Tranche B Term Lender severally agrees to make one or more term loans (each, a “Tranche B Term Loan”) to the Borrower (A) on the Amendment Effective Date in an amount equal to but not to exceed the amount of the Tranche B Term Commitment of such Lender and (B) from time to time to the extent provided in Section 2.1(b), and (ii) each Incremental Term Lender severally agrees to make one or more term loans (each, an “Incremental Term Loan”) to the Borrower to the extent provided in Section 2.1(b).  The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.12.

(b)                         The Borrower and any one or more Lenders (including New Lenders) may from time to time agree that without the consent of the other Lenders hereunder (w) such Lenders shall make Revolving Commitments or shall increase the amount of their Revolving Commitments, (x) such Lenders shall make Tranche B Term Loans or shall increase the amount of their Tranche B Term Loans, (y) at any time when the Target Leverage Ratio exists, such Lenders shall make Incremental Term Loans or shall increase the amount of their Incremental Term Loans or (z) such Lenders may effect any combination of the foregoing clauses (w), (x) and (y).  The Borrower shall effect the same by executing and delivering to the Administrative Agent an Incremental Facility Activation Notice specifying (i) the details with respect to the Facility or Facilities involved, (ii) the applicable Incremental Facility Closing Date, (iii) in the case of Incremental Term Loans, (A) the applicable Incremental Term Maturity Date, (B) the amortization schedule for such Incremental Term Loans, [~~and~~ ](C) the Applicable Margin for such Incremental Term Loans, and (D) that attached to such notice is a certificate (x) attaching the most recently delivered Compliance Certificate and (y) information updating such Compliance Certificate to reflect the incurrence of the proposed Incremental Term Loan, which certificate shall be certified as of the date of such notice by a Responsible Officer as being true, accurate and complete in all material respects; provided that, (1) no Default or Event of Default has occurred and is continuing or would result after giving effect to the increase of Revolving Commitments or the making or increase of the Term Loans or the application of the proceeds therefrom, (2) after giving pro forma effect to any Revolving Loans actually made pursuant to such increased Revolving Commitments or the making or increase of the Term Loans, the repayment of Indebtedness with the proceeds therefrom, and any Permitted Acquisition consummated in connection therewith, (x) the Borrower would be able to borrow at least $5,000,000 of Revolving Loans and no Default or Event of Default would result therefrom, and (y) the Borrower and its Subsidiaries are in compliance with the covenants contained in Section 7.1 as of the last day of and for the most recent four consecutive fiscal quarters of the Borrower for which financial statements have been delivered pursuant to Section 6.1 (as demonstrated by delivery to the Administrative Agent of a certificate to such effect showing such calculation in reasonable detail), (3) in the case of Incremental Term Loans, in the event that Incremental Term Loans are issued that have an Applicable Margin (which, for such purposes only, shall be deemed to include all original issue discount payable to all Lenders providing such Incremental Term Loans, amortized over the actual life of such Incremental Term Loans) greater than 0.25% above the Applicable Margin then in effect for the Tranche B Term Loans (which, for such purposes only, shall be deemed to include all original issue discount paid to the relevant Lenders, amortized over the actual life of such Tranche B Term Loans), the Applicable Margin for the Tranche B Term Loans shall, as of the applicable Incremental Facility Closing Date, automatically be adjusted (without any further action acquired under this Agreement) to be 0.25% less than the Applicable Margin for such Incremental Term Loans, (4) other than with respect to amortization, maturity date, and pricing, such Incremental Term Loans shall have the same terms and conditions as those applicable to Tranche B Term Loans, (5) without the consent of the Supermajority Lenders, the aggregate amount of increases of Revolving Commitments, borrowings of incremental Tranche B Term Loans and borrowings of Incremental Term Loans pursuant to this Section 2.1(b) shall not exceed $40,000,000, and (6) unless otherwise consented to by the Supermajority Lenders, each increase in Revolving Commitments and each borrowing of incremental Tranche B Term Loans or Incremental Term Loans pursuant to this Section 2.1(b) shall be in a minimum amount of at least $20,000,000.  No Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees in writing to do so in its sole discretion.

(c)                          Any additional bank, financial institution or other entity that, with the consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld), elects to become a “Lender” under this Agreement in connection with any transaction described in Section 2.1(b) shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit H-1, whereupon such bank, financial institution or other entity (a

“New Lender”) shall become a Lender for all purposes and shall be bound by and entitled to the benefits of this Agreement.

(d)                         Any incremental Revolving Commitments and incremental Tranche B Term Loans shall be governed by this Agreement and the other Loan Documents.  The terms and conditions applicable to any Incremental Term Loan Facility shall be set forth in the applicable Incremental Facility Activation Notice which shall become a part hereof when executed and delivered by the Borrower, the Lenders providing such Incremental Term Loan Facility and the Administrative Agent and after giving effect thereto, any Incremental Term Loan Facility shall be governed by this Agreement and the other Loan Documents.

(e)                          On each Incremental Facility Closing Date, the Borrower shall borrow (i) Revolving Loans under the increased Revolving Commitments, (ii) incremental Tranche B Term Loans and (iii) Incremental Term Loans, in each case from each Lender participating in the relevant increase (A) if ABR Loans under the relevant Facility are outstanding on the relevant Incremental Facility Closing Date, in an amount of ABR Loans that will result in each such participating Lender having ABR Loans outstanding in a principal amount equal to its Revolving Percentage, Tranche B Term Percentage or Incremental Term Percentage, as applicable, of the aggregate outstanding principal amount of ABR Loans and (B) if Eurodollar Loans under the relevant Facility are outstanding on the relevant Incremental Facility Closing Date, in an amount of Eurodollar Loans on such date (if a Eurodollar Tranche is being continued for another Interest Period on such date) and/or such later date on which a Eurodollar Tranche outstanding on the Incremental Facility Closing Date is continued for another Interest Period that will result, in each case, in each such participating Lender having Eurodollar Loans made by it included in such extended Eurodollar Tranche in a principal amount equal to its Revolving Percentage, Tranche B Term Percentage or Incremental Term Percentage, as applicable, of the aggregate outstanding principal amount of Eurodollar Loans included in such Eurodollar Tranche.

2.2                                 Procedure for Term Loan Borrowings.  The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 A.M., Charlotte time, (a) not less than three Business Days prior to the Amendment Effective Date (or, in the case of any Term Loan to be made after the Amendment Effective Date pursuant to Section 2.1(b), the requested Borrowing Date), in the case of Eurodollar Loans, or (b) one Business Day prior to the Amendment Effective Date (or, in the case of any Term Loan to be made after the Amendment Effective Date pursuant to Section 2.1(b), the requested Borrowing Date), in the case of ABR Loans), requesting that the relevant Term Lenders make the relevant Term Loans on such date and specifying (i) the amount and Type of Term Loans to be borrowed and (ii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor.  Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof.  Each relevant Term Lender will make the amount of its Term Loan available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, Charlotte time, on the relevant Borrowing Date in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by such Term Lenders and in like funds as received by the Administrative Agent.

2.3                                 Repayment of Term Loans.  (a)  The Tranche B Term Loan of each Tranche B Term Lender shall mature in 23 consecutive quarterly installments and a final installment on the Tranche B Term Maturity Date, each of which shall be in an amount equal to such Lender’s Tranche B Term Percentage multiplied by the amount set forth below opposite such installment:

Installment	Principal Amount

September 30, 2003	$150,000
December 31, 2003	$150,000
March 31, 2004	$150,000
June 30, 2004	$150,000
September 30, 2004	$150,000
December 31, 2004	$150,000
March 31, 2005	$150,000
June 30, 2005	$150,000
September 30, 2005	$150,000
December 31, 2005	$150,000
March 31, 2006	$150,000
June 30, 2006	$150,000
September 30, 2006	$150,000
December 31, 2006	$150,000
March 31, 2007	$150,000
June 30, 2007	$150,000
September 30, 2007	$150,000
December 31, 2007	$150,000
March 31, 2008	$150,000
June 30, 2008	$150,000
September 30, 2008	$14,250,000
December 31, 2008	$14,250,000
March 31, 2009	$14,250,000
Tranche B Term Maturity Date	$14,250,000

(b)                         The Incremental Term Loans of each Incremental Term Lender shall mature in consecutive installments as specified in the Incremental Facility Activation Notice pursuant to which such Incremental Term Loans were made; provided that (x) no Incremental Term Maturity Date shall occur prior to the Tranche B Term Maturity Date and (y) the weighted average life to maturity of any Incremental Term Loan shall not be shorter than the remaining weighted average life to maturity of the Tranche B Term Loans.

2.4                                 Revolving Commitments.  (a)  Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding (except to the extent that such Revolving Loans are to be applied to repay outstanding Swingline Loans), does not exceed the amount of such Lender’s Revolving Commitment.  During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.12.  Revolving Loans outstanding under the Existing Credit Agreement on the Amendment Effective Date and not repaid on such date shall continue thereafter hereunder with the same respective Interest Periods.

(b)                         The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

2.5                                 Procedure for Revolving Loan Borrowing.  The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 A.M., Charlotte time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor.  Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $2,000,000 or a whole multiple of $500,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.7.  Upon receipt of any such notice from the Borrower pursuant to the first sentence of this Section 2.5, the Administrative Agent shall promptly notify each Revolving Lender thereof.  Subject to Section 2.1(e), each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 2:00 P.M., Charlotte time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

2.6                                 Swingline Commitment.  (a)  Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero.  During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof.  Swingline Loans shall be ABR Loans only.  Swingline Loans outstanding under the Existing Credit Agreement on the Amendment Effective Date and not repaid on such date shall continue thereafter hereunder.

(b)                         The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Termination Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan is borrowed, the Borrower shall repay all Swingline Loans then outstanding.

2.7                                 Procedure for Swingline Borrowing; Refunding of Swingline Loans.  (a)  Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., Charlotte time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period).  Each borrowing under the Swingline Commitment shall be in an amount equal to $250,000 or a whole multiple of $50,000 in excess thereof.

Not later than 3:00 P.M., Charlotte time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender.  The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

(b)                         The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, Charlotte time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender.  Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 2:00 P.M., Charlotte time, one Business Day after the date of such notice.  The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans.  The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(c)                          If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.7(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(d)                         Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Revolving Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Revolving Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Revolving Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e)                          Each Revolving Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of the Borrower;

(iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.8                                 Commitment Fees, etc.  (a)  The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the Original Closing Date to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the Original Closing Date; provided, that no Defaulting Lender shall be entitled to accrue or receive any such commitment fee for so long as such Lender is a Defaulting Lender.

(b)                         The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Administrative Agent.

2.9                                 Termination or Reduction of Revolving Commitments.  The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments.  Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.

2.10                           Optional Prepayments.  The Borrower may at any time and from time to time prepay the Loans (either the Revolving Loans, the Term Loans or both), in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., Charlotte time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M., Charlotte time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.20.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid.  Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.  Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.  Any Revolving Loans or Swingline Loans prepaid hereunder may be reborrowed.

2.11                           Mandatory Prepayments and Commitment Reductions.  (a)  If any Indebtedness shall be incurred by any Group Member (excluding any Indebtedness incurred in accordance with Section 7.2 or permitted by the Required Lenders pursuant to Section 10.1 (except as may be otherwise agreed to by the Required Lenders in connection with their approval of such Indebtedness pursuant to Section 10.1)), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such incurrence toward the prepayment of the Loans and, if applicable, the reduction of the Revolving Commitments as set forth in Section 2.11(d).

(b)                         If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied on such date toward the prepayment of the Loans and, if applicable, the reduction of the Revolving Commitments as set forth in Section 2.11(d); provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Loans and, if applicable, the reduction of the Revolving Commitments as set forth in Section 2.11(d).

(c)                          If, for any fiscal year of the Borrower commencing with the fiscal year ending December 31, 2004, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply the Prepayment Percentage of such Excess Cash Flow toward the prepayment of the Loans and, if applicable, the reduction of the Revolving Commitments as set forth in Section 2.11(d).  Each such prepayment and reduction of Revolving Commitments, if applicable, shall be made on a date (an “Excess Cash Flow Application Date”) no later than five Business Days after the earlier of (i) the date on which the financial statements of [~~the Borrower~~]Holdings referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment and, if applicable, reduction in Revolving Commitments is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

(d)                         Amounts to be applied in connection with prepayments and Revolving Commitment reductions pursuant to this Section 2.11 and Section 7.5(a)(v) shall be applied, (i) first, to the prepayment of the Term Loans in accordance with Section 2.17(b) until all Term Loans have been paid in full, provided that, notwithstanding the foregoing, if there exists a Target Leverage Ratio (as determined after taking into account the prepayments of Term Loans to be made from the Net Cash Proceeds or Excess Cash Flow, as the case may be (as evidenced by a certificate attaching the most recently delivered Compliance Certificate certified as of the date of such notice by a Responsible Officer as being true, accurate and complete in all material respects)) then, (x) an aggregate amount of Net Cash Proceeds from Asset Sales and Recovery Events not to exceed $20,000,000 and (y) an aggregate amount of Excess Cash Flow not to exceed $20,000,000 that would otherwise be applied toward the prepayment of the Term Loans may be applied to prepay outstanding Revolving Loans without reduction of the Revolving Commitments, and, (ii) second, to the permanent reduction of Revolving Commitments as set forth in this Section 2.11(d).  Any such reduction of the Revolving Commitments shall be accompanied by prepayment of the Revolving Loans and/or Swingline Loans to the extent, if any, that the Total Revolving Extensions of Credit exceed the amount of the Total Revolving Commitments as so reduced, provided that, in the case of any such permanent reduction of the Revolving Commitments, if the aggregate principal amount of Revolving Loans and Swingline Loans then outstanding is less than the amount by which the Total Revolving Extensions of Credit exceeds the amount of Total Revolving Commitments as so reduced (because L/C Obligations constitute a portion thereof), the Borrower shall, if an Event of Default shall have occurred and be continuing, to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Lenders on terms and conditions satisfactory to the Administrative Agent.  The application of any prepayment pursuant to this Section 2.11 or Section 7.5(a)(v) shall be made, first, to ABR Loans and, second, to Eurodollar Loans.  Each prepayment of the Loans under this Section 2.11 or Section 7.5(a)(v) (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.   Unless required as a result of the permanent reduction of Revolving Commitments, any Revolving Loans prepaid hereunder may be reborrowed.

2.12                           Conversion and Continuation Options.  (a)  The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., Charlotte time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto.  The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., Charlotte time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)                         Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.13                           Limitations on Eurodollar Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $2,000,000 or a whole multiple of $500,000 in excess thereof and (b) no more than eight Eurodollar Tranches shall be outstanding at any one time.

2.14                           Interest Rates and Payment Dates.  (a)  Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b)                         Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c)                          (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d)                         Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.15                           Computation of Interest and Fees.  (a)  Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)                         Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.14(a).

2.16                           Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

(a)                          the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b)                         the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter.  If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans.  Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

2.17                           Pro Rata Treatment and Payments.  (a)  Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Tranche B Term Percentages, Incremental Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

(b)                         Each scheduled payment by the Borrower on account of principal of and interest on the Term Loans of any Facility shall be made pro rata according to the respective outstanding principal amounts of the Term Loans of such Facility then held by the relevant Term Lenders, and each prepayment by the Borrower pursuant to Section 2.10 or 2.11 on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders.  The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Term Loans, pro rata based upon the then remaining principal amounts thereof; provided that any prepayments in respect of the principal of and interest on the Term Loans made by the Borrower pursuant to Section 2.10 shall be applied in forward chronological order of scheduled installments in accordance with the then outstanding amounts thereof.  Amounts prepaid on account of the Term Loans may not be reborrowed.

(c)                          Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(d)                         All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 P.M., Charlotte time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds.  The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e)                          Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower.

(f)                            Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.18                           Requirements of Law.  (a)  If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Original Closing Date:

(i)                                     shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.19 and changes in the rate of tax on the overall net income of such Lender);

(ii)                                  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(iii)                               shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)                         If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the Original Closing Date shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)                          A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.  Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.  The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.19                           Taxes.  (a)  All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes, branch profits and similar franchise taxes, imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document).  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation), except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b)                         In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                          Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, the Borrower shall promptly send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof.  If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

(d)                         Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit G and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation).  In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender.  Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e)                          A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f)                            If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.19, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.19 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g)                         The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.20                           Indemnity.  The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market.  A certificate as to any amounts payable pursuant to this

Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.21                           Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.18 or 2.19(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.18 or 2.19(a).

2.22                           Replacement of Lenders.  The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.18 or 2.19(a) or (b) is a Defaulting Lender, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.21 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.18 or 2.19(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.20 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.18 or 2.19(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

SECTION 3.                                LETTERS OF CREDIT

3.1                                 L/C Commitment.  (a)  Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero.  Each Letter of Credit shall (A) be denominated in Dollars and (B) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).  The Letters of Credit outstanding on the Amendment Effective Date under the Existing Credit Agreement shall be deemed to be Letters of Credit for all purposes of this Agreement and the other Loan Documents.

(b)                         The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2                                 Procedure for Issuance of Letter of Credit.  The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request.  Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower.  The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof.  The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3                                 Fees and Other Charges.  (a)  The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date.  In addition, if requested by the Issuing Lender, the Borrower shall pay to the Issuing Lender for its own account a fronting fee not to exceed 1/4 of one percent per annum on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each Fee Payment Date after the issuance date.

(b)                         In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4                                 L/C Participations.  (a)  The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder.  Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.

(b)                         If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the

Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans.  A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c)                          Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

3.5                                 Reimbursement Obligation of the Borrower.  If any draft is paid under any Letter of Credit, the Borrower shall reimburse the Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 1:00 p.m., Charlotte time, on (i) the Business Day following the date that the Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., Charlotte time, or (ii) if clause (i) above does not apply, the second Business Day immediately following the day that the Borrower receives such notice.  Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds.  Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.14(b) and (y) thereafter, Section 2.14(c).

3.6                                 Obligations Absolute.  The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person.  The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee.  The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender.  The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

3.7                                 Letter of Credit Payments.  If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof.  The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such

Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8                                 Applications.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4.                                REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, from and after the Amendment Effective Date, Holdings and the Borrower hereby jointly and severally represent and warrant to the Administrative Agent and each Lender (provided that the representations and warranties set forth in Section 4.28 shall be made solely for the benefit of the Administrative Agent and the Revolving Lenders) that:

[~~4.1~~                             ][~~Financial Condition~~] [~~.~~ ]

4.1                                 Financial Condition.(a)   (i)  The audited consolidated balance sheet of Holdings as at December 31, 2002, and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers LLP, present fairly the consolidated financial condition of Holdings as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended, (ii) the unaudited consolidated balance sheet of Holdings as at March 31, 2003, and the related unaudited consolidated statements of income and cash flows for the three-month period ended on such date, present fairly the consolidated financial condition of Holdings as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments) and (iii) all such financial statements, including any related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein and, in the case of clause (ii), except for the absence of footnotes).  As of the Amendment Effective Date, no Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the financial statements referred to in this paragraph, any financial statements for any periods after March 31, 2003 delivered prior to the Amendment Effective Date or the Confidential Information Memorandum dated June 26, 2003 relating to the syndication of the Tranche B Term Loans (it being understood that “material” shall be construed in the context of all Group Members taken as a whole).  During the period from December 31, 2002 to and including the date hereof, there has been no Disposition by any Group Member of any material part of the business or property of the Group Members taken as a whole.

4.2                                 No Change.  [~~Since December 31, 2002,~~]Except as set forth on Schedule 4.2 (delivered in connection with the effectiveness of the Third Amendment), since July 29, 2005 or, following the Restatement Date, December 31, 2004, there has been no development or event that has had or is reasonably expected to have a Material Adverse Effect.

4.3                                 Existence; Compliance with Law.  Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law (including, without limitation, Certificate of Need Regulations and any requirement to timely file reports, data and other information with any relevant Governmental Authority) except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4                                 Power; Authorization; Enforceable Obligations.  Each Loan Party has the power and authority to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder.  Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement.  No material consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect, and (ii) the filings referred to in Section 4.19.  Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto.  This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5                                 No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Health Care Permit, Reimbursement Approval, Requirement of Law or any Contractual Obligation of any Group Member in any material respect and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).  No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

4.6                                 Litigation.  Except as set forth in Schedule [~~4.6,~~]4.6 (in form delivered in connection with the effectiveness of the Third Amendment), no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings or the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7                                 No Default.  No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect.  As of the Amendment Effective Date, no Default or Event of Default (as each is defined in the Existing Credit Agreement) has occurred and is continuing under the Existing Credit Agreement.  No Default or Event of Default has occurred and is continuing.

4.8                                 Ownership of Property; Liens.  Each Group Member has title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property, in each case, except for minor defects which do not materially interfere with the conduct of the business of such Group Member, and none of such property is subject to any Lien except as permitted by Section 7.3.

4.9                                 Intellectual Property.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, or as set forth on Schedule 4.9, (a) each Group Member owns, or is licensed or otherwise has the right to use, all Intellectual Property necessary for the conduct of its business as currently conducted, (b) no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does Holdings or the Borrower know of any valid basis for any such claim, and (c) the use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.

4.10                           Taxes.  Each Group Member has filed or caused to be filed all Federal, material state and other material tax returns that are required (which, for the avoidance of doubt, does not include tax returns for which a filing extension has been received) to be filed and has paid all taxes shown to be due and payable on said returns or on any material assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no tax Lien has been filed, and, to the knowledge of Holdings and the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

4.11                           Federal Regulations.  No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board.  If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.12                           Labor Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of Holdings or the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

4.13                           ERISA. Except as could not reasonably be expected to have a Material Adverse Effect:  (a) neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code, (b) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period, (c) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount, (d) neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made, and (e) no such Multiemployer Plan is in Reorganization or Insolvent.

4.14                           Investment Company Act; Other Regulations.  No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

4.15                           Subsidiaries.  Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Amendment Effective Date, (a) Schedule 4.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as created by the Loan Documents.

4.16                           Use of Proceeds.  The proceeds of the Revolving Loans, Swingline Loans, the Letters of Credit and of any Incremental Term Loan shall be used to finance the working capital needs and general corporate purposes (including certain acquisitions permitted pursuant to Section 7.8 of this Agreement) of the Borrower and its Subsidiaries in the ordinary course of business.  The proceeds of the Tranche B Term Loans received on the Amendment Effective Date shall be used to repay outstanding Revolving Loans under the Existing Credit Agreement (but not to reduce the Revolving Commitments), to pay fees and expenses related to the Tranche B Term Loans and to the extent there are remaining proceeds, for general corporate purposes.

4.17                           Environmental Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)                          the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and, to the knowledge of Holdings and the Borrower, have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of any Environmental Law;

(b)                         no Group Member has received or is aware of any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does Holdings or the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c)                          Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law;

(d)                         no judicial proceeding or governmental or administrative action is pending or, to the knowledge of Holdings and the Borrower, threatened, under any Environmental Law to which any Group Member is or, to the knowledge of Holdings and the Borrower, will be named as a party with respect to the Properties or the Business, nor are there, to the knowledge of Holdings and the Borrower, any consent decrees or other decrees, consent orders, administrative orders or other orders outstanding under any Environmental Law with respect to the Properties or the Business;

(e)                          there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under Environmental Laws;

(f)                            the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws; and

(g)                         no Group Member has contractually assumed any liability of any other Person under Environmental Laws.

This Section 4.17 contains the sole representations and warranties of Holdings and the Borrower concerning environmental matters.

4.18                           Accuracy of Information, etc.  The information (other than projections and pro forma financial information) contained in this Agreement, any other Loan Document or any other document, certificate or written statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, as modified and supplemented by other information so furnished, taken as a whole, did not contain as of the date so furnished any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances under which the statements in such information were made.  The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.  There is no fact known to any Loan Party (including, without limitation, proposed laws or rules in respect of healthcare regulations that are generally considered to be reasonably likely to be passed or adopted) that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.19                           Security Documents.  (a)  The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof (except as expressly provided in the Guarantee and Collateral Agreement).  In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, stock certificates representing such Pledged Stock having been delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, financing statements and other filings specified on Schedule 4.19(a) in appropriate form having been filed in the offices specified on Schedule 4.19(a), the Guarantee and Collateral Agreement constitutes a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3).

(b)                         Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 4.19(b), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person.  Schedule 1.1B lists, as of the Amendment Effective Date, each parcel of owned real property located in the United States and held by the Borrower or any of its Subsidiaries that has a value, in the reasonable opinion of the Borrower, in excess of $300,000.

4.20                           Solvency.  The Loan Parties, taken as a whole, after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith are and will be and will continue to be, Solvent.

4.21                           Senior Indebtedness.  The Obligations constitute “Senior Indebtedness” and “Designated Senior Indebtedness” of the Borrower under and as defined in the Senior Subordinated Note Indenture.  The obligations of each Subsidiary Guarantor under the Guarantee and Collateral Agreement constitute “Guarantor Senior Indebtedness” of such Subsidiary Guarantor under and as defined in the Senior Subordinated Note Indenture.

4.22                           Regulation H.  No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

4.23                           Certain Documents.  The Borrower has delivered to the Administrative Agent a complete and correct copy of the Senior Subordinated Note Indenture including any amendments, supplements or modifications with respect thereto.

4.24                           Inspections and Investigations.  Except as could not reasonably be expected to have a Material Adverse Effect, (a) neither the Borrower’s nor any Subsidiary’s right to receive reimbursements pursuant to any government program or private program has been terminated or otherwise adversely affected as a result of any investigation or action, whether by any Governmental Authority or other third party; (b) neither the Borrower nor any Subsidiary has, during the past three years, been the subject of any inspection, investigation, survey, audit, monitoring, or other form of review by any Governmental Authority based upon any alleged improper activity on the part of such Person, nor has the Borrower or any Subsidiary received any notice of deficiency during the past three years in connection with the operations of its business; (c) there are not any outstanding deficiencies or work orders of any Governmental Authority having jurisdiction over the Borrower or any Subsidiary, or requiring conformity to any applicable agreement with any Governmental Authority or Requirement of Law; and (d) there is not any notice of any claim, requirement, or demand of any licensing or certifying agency or other third party supervising or having authority over the Borrower or any Subsidiary to rework or redesign any part thereof or to provide additional furniture, fixtures, equipment, appliances, or inventory so as to conform to or comply with any existing Requirement of Law.

4.25                           Medicare Participation.  Except as could not reasonably be expected to have a Material Adverse Effect, the Borrower and its Subsidiaries are qualified for participation in the Medicare and Medicaid programs, have current and valid provider contracts with the Medicare and Medicaid programs, are in compliance with all conditions of participation in such programs, and have received all approvals or qualifications necessary for reimbursement.

4.26                           Fraud and Abuse.  To the knowledge of Holdings and the Borrower, no Group Member has engaged in any material activities that are prohibited under federal Medicare and Medicaid statutes, including, but not limited to, 42 U.S.C. § § 1320a-7, 1320a-7a, 1320a-7b, 1395nn and 1396b, or 31 U.S.C. § § 3729-3733, the federal statutes regulating CHAMPUS, or the regulations promulgated thereunder pursuant to such statutes, or any similar federal, state, or local statutes or regulations promulgated pursuant to such statutes, including, but not limited to the following:

(a)                          knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

(b)                         knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

(c)                          failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; and

4.27                           knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind, or offering to pay such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare, Medicaid, or other applicable third party payors, or (ii) in return for purchasing, leasing, or ordering or arranging for or recommending the purchasing, leasing or order of any good, facility, service, or item for which payment may be made in whole or in part by Medicare, Medicaid, or other applicable third party payors.

4.28                           HIPAA Compliance.  To the extent that and for so long as (a) any Group Member is a “covered entity” within the meaning of HIPAA or (b) any Group Member and/or its business and operations are subject to or covered by the so-called “Administrative Simplification” provisions of HIPAA, except as could not reasonably be expected to have a Material Adverse Effect, such Group Member, (i) has undertaken all necessary surveys, audits, inventories, reviews, analyses and/or assessments (including any necessary risk assessments) of all areas of its business and operations required by HIPAA; (ii) has developed a detailed plan and time line for becoming HIPAA Compliant (as defined below) (a “HIPAA Compliance Plan”); and (iii) has implemented those provisions of such HIPAA Compliance Plan in all material respects necessary to ensure that such Group Member is or becomes HIPAA Compliant.   For purposes hereof, “HIPAA Compliant” shall mean that such Group Member (x) is or will be in material compliance with each of the applicable requirements of the so-called “Administrative Simplification” provisions of HIPAA on and as of each date that any part thereof, or any final rule or regulation thereunder, becomes effective in accordance with its or their terms, as the case may be (each such date, a “HIPAA Compliance Date”) and (y) is not, as of any date following any such HIPAA Compliance Date, the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding (other than routine surveys or reviews conducted by any government health plan or other accreditation entity).

4.29                           Prior Representations and Warranties.  As of the Amendment Effective Date, the representations and warranties set forth in Sections 4.1, 4.2, 4.4, 4.18, 4.20, 4.23 and 4.24 of the Existing Credit Agreement are true and correct in all material respects, as if made on and as of such date.

4.30        Schedules.  As of the times set forth in Section 6.2(i), all of the information contained in the schedules to this Agreement and to the Guarantee and Collateral Agreement, as updated or supplemented by the Borrower from time to time prior to such times, sets forth all information required by such schedules in reasonable detail, and does not contain any omissions reasonably likely to be misleading in any material respect.

SECTION 5.                                CONDITIONS PRECEDENT

5.1                                 Conditions to Effectiveness of Amended and Restated Credit Agreement.  In addition to the conditions set forth in Section 5.2, each of the effectiveness of this Agreement to amend and restate the Existing Credit Agreement and the agreement of each Tranche B Term Lender to make the Tranche B Term Loan requested to be made by it is subject to the prior or concurrent satisfaction, or waiver of the following conditions precedent:

(a)                          Credit Agreement.  The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Agents, Holdings, the Borrower, all Existing Lenders and all Tranche B Term Lenders and (ii) an acknowledgment and consent, executed and delivered by each Subsidiary Guarantor, acknowledging receipt of this Agreement, consenting to the transactions contemplated hereby and confirming that its obligations under each Loan Document to which it is a party shall remain in full force and effect.

(b)                         Financial Statements; Projections.  The Lenders shall have received, or shall have been provided or offered access to, (i) unaudited interim consolidated financial statements of Holdings for each quarterly period that has ended after the Original Closing Date and 45 or more days prior to the Amendment Effective Date, and such financial statements and the unaudited consolidated financial statements for the same period of the prior fiscal year shall not reflect any material adverse change in the consolidated financial condition of Holdings, as reflected in the financial statements or projections previously furnished to the Lenders and (ii) recent projections with respect to fiscal years 2003 through and including 2009 of the Borrower and its Subsidiaries.

(c)                          Approvals.  All material governmental and third party approvals necessary in connection with the Tranche B Term Facility shall have been obtained and be in full force and effect without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose material adverse conditions on the financing contemplated hereby.

(d)                         Fees.  The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses required to be paid for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Amendment Effective Date.  All such amounts will be paid with proceeds of Tranche B Term Loans made on the Amendment Effective Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Amendment Effective Date.

(e)                          Officer’s Certificate; Closing Certificates.  The Administrative Agent shall have received (i) a certificate of a Responsible Officer of each of Holdings and the Borrower, dated the Amendment Effective Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, (ii) a long form good standing certificate for each Loan Party from its jurisdiction of incorporation, and (iii) a certificate of a Responsible Officer of the Borrower, certifying that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate the terms of any other instrument governing Indebtedness of Holdings, the Borrower and its Subsidiaries (including, without limitation, the Senior Subordinated Note Indenture), and accompanied by calculations in reasonable detail evidencing compliance with the Senior Subordinated Note Indenture.

(f)                            Legal Opinion.  The Administrative Agent shall have received an executed legal opinion of O’Melveny & Myers LLP, counsel to the Borrower and the other Loan Parties, substantially in the form of Exhibit E.

(g)                         Filings, Registration and Recordings.  Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders (including the Tranche B Term Lenders), a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall have been filed, registered or recorded on or prior to the Amendment Effective Date or any amendments thereto required in connection with the transactions contemplated hereby shall have been delivered to the Administrative Agent in proper form for filing, registration or recordation.

(h)                         Solvency Certificate.  The Administrative Agent shall have received a solvency certificate of the Borrower, dated the Amendment Effective Date, substantially in the form of Exhibit G.

(i)                             Insurance.  The Administrative Agent shall have received (and the Lenders shall have received final forms of) insurance certificates satisfying the requirements of Section 6.5.

5.2                                 Conditions to Each Extension of Credit.  The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a)                          Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

(b)                         No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c)                          Other Documents.  In the case of any extension of credit made on an Incremental Facility Closing Date, the Administrative Agent shall have received such documents and information as it may reasonably request.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6.                                AFFIRMATIVE COVENANTS

From and after the Amendment Effective Date, Holdings and the Borrower hereby jointly and severally agree that, so long as any Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount (other than any contingent or unliquidated obligations or liabilities) is owing to any Lender or the Administrative Agent hereunder, each of Holdings and the Borrower shall and shall cause each of its Subsidiaries to:

6.1                                 Financial Statements.  Furnish to the Administrative Agent and each Lender:

(a)                          as soon as available, but in any event within 90 days after the end of each fiscal year of [~~the Borrower~~]Holdings, a copy of the audited consolidated balance sheet of [~~the Borrower~~]Holdings and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP, or other independent certified public accountants of nationally recognized standing, reasonably satisfactory to the Administrative Agent; and

(b)                         as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of [~~the Borrower~~]Holdings, the unaudited consolidated balance sheet of [~~the Borrower~~]Holdings and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and except for the absence of footnotes).

All such financial statements shall be prepared in reasonable detail and in accordance with GAAP (except, in the case of unaudited financial statements, for the absence of footnotes) applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

6.2                                 Certificates; Other Information.  Furnish to the Administrative Agent and each Lender (or, in the case of clause (f), to the relevant Lender):

(a)                          concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

(b)                         concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Borrower with the provisions of Section 7.1, and (iii) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party;

(c)                          as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year prepared on a quarterly basis (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on estimates, information and assumptions believed to be reasonable when made;

(d)                         within five Business Days after the same are sent, copies of all financial statements and reports that Holdings or the Borrower sends to the holders of any class of its debt securities or public equity securities and, within ten days after the same are filed, copies of all financial statements and reports that Holdings or the Borrower may make to, or file with, the SEC;

(e)                          within five Business Days (i) after obtaining knowledge thereof, the occurrence of any event that would (with the giving of notice, the passage of time, or both) be a violation of any Health Care Permit necessary for the lawful conduct of the business or operations of any Group

Member, including, without limitation, the ownership and operation of its Health Care Facilities, (ii) after receipt thereof, any notice of any violation of any Requirements of Law which would (with the giving of notice, the passage of time, or both) cause any of the Health Care Permits referred to in clause (i) to be modified, rescinded or revoked, (iii) after receipt thereof, any notice, summons, citation or other proceeding seeking to adversely modify in any material respect, revoke, or suspend any Medicare Provider Agreement, Medicaid Provider Agreement, Medicare certification or Medicaid certification applicable to any of the Health Care Facilities of any Group Member, or (iv) after obtaining knowledge thereof, any revocation or involuntary termination of any Medicare Provider Agreement, Medicaid Provider Agreement, Medicare certification or Medicaid certification applicable to any of the Health Care Facilities of any Group Member, in each case, which could reasonably be expected to have a Material Adverse Effect;

(f)                            promptly, such additional financial and other information as any Lender may from time to time reasonably request;

(g)                         any accountants’ management letters received by any Group Member; [~~and~~]

(h)                         [                                                                                            ~~(h)~~                                 promptly upon execution and/or delivery thereof, copies of any indenture, purchase agreement and other material documents and instruments entered into by Holdings and any offering memorandum or prospectus distributed by Holdings in connection with the issuance of any Specified Holdings Securities[~~.~~]; and

(i)            (x) within 45 days after the end of each fiscal quarter of the Borrower, updated schedules to the Guarantee and Collateral Agreement (other than Schedule 7 thereto) and (y) within 90 days after the end of each fiscal year of the Borrower, updated schedules to this Agreement and an updated Schedule 7 to the Guarantee and Collateral Agreement, in each case setting forth as of the date of delivery all material information required by such schedules in reasonable detail.

6.3                                 Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member except to the extent that failure to pay, discharge or otherwise satisfy such obligations could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.4                                 Maintenance of Existence; Compliance.  (a)  (i)  Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business (including, without limitation, all Health Care Permits and Reimbursement Approvals reasonably necessary for the lawful conduct of its business or operations where now conducted and as planned to be conducted, including the ownership and operation of its Health Care Facilities, pursuant to all Requirements of Law), except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) ensure that all Health Care Facilities owned, leased, managed or operated by any Group Member are entitled to participate in, and receive payment under, the appropriate Medicare, Medicaid and related reimbursement programs, and any similar state or local government-sponsored program, to the extent any Group Member has decided to participate in any such program, and to receive reimbursement from private and commercial payers and health maintenance organizations to the extent applicable thereto, except where a failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) comply with all Contractual

Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5                                 Maintenance of Property; Insurance.   [~~(a)~~ ](a) Keep all property useful and necessary in its business in reasonable working order and condition, ordinary wear and tear excepted, (b) if requested by the Lenders, maintain with financially sound and reputable insurance companies key man life insurance on certain officers of the Borrower and (c) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business. All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof, (ii) name the Administrative Agent as insured party or loss payee, and (iii) be reasonably satisfactory in all other respects to the Administrative Agent.  The Borrower shall deliver to the Administrative Agent and the Lenders a report of a reputable insurance broker with respect to such insurance substantially concurrently with each delivery of the [~~Borrower’s~~ ]financial statements referred to in Section 6.1(a) and such supplemental reports with respect thereto as the Administrative Agent may from time to time reasonably request.

6.6                                 Inspection of Property; Books and Records; Discussions.  [~~(a)~~  ](a) Keep proper books of records and account in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities and (b) upon reasonable prior notice, permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired (so long as such visits and inspections do not disrupt the business and operations of the Group Members) and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and senior management of the Group Members and with their independent certified public accountants  (and the Borrower shall be provided the opportunity to participate in any discussions with such independent certified public accountants).

6.7                                 Notices.  Promptly give notice to the Administrative Agent and each Lender of:

(a)                          the occurrence of any Default or Event of Default;

(b)                         any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, could reasonably be expected to have a Material Adverse Effect;

(c)                          any litigation or proceeding affecting any Group Member (i) in which the amount involved is $1,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document;

(d)                         the following events, as soon as practicable after a Responsible Officer knows or has reason to know thereof:  (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

(e)                          any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8                                 Environmental Laws.  (a)    Except as could not reasonably be expected to have a Material Adverse Effect, (i) comply with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and (ii) obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b)                         Except as could not reasonably be expected to have a Material Adverse Effect, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

6.9                                 Additional Collateral, etc.  (a)  With respect to any property acquired after the Amendment Effective Date by any Group Member (other than (x) any property described in paragraph (b), (c), (d) or (e) below, (y) any property subject to a Lien expressly permitted by Section 7.3(g) or (l), and (z) property acquired by any Excluded Foreign Subsidiary) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions necessary or reasonably advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent.

(b)                         With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $300,000 acquired after the Amendment Effective Date by any Group Member (other than (x) any such real property subject to a Lien expressly permitted by Section 7.3(g) or (l) and (y) real property acquired by any Excluded Foreign Subsidiary), promptly (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (A) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (B) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c)                          With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the Amendment Effective Date by any Group Member (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Group Member, (ii) deliver to the Administrative Agent the certificates (if any) representing such Capital Stock, together with (if applicable) undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d)                         With respect to any new Excluded Foreign Subsidiary created or acquired after the Amendment Effective Date by any Group Member (other than by any Group Member that is an Excluded Foreign Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such Group Member (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates (if any) representing such Capital Stock, together with (if applicable) undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, and take such other action as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent, and (iv) deliver to the Administrative Agent an updated Schedule 4.15.

(e)                          Notwithstanding any of the foregoing provisions, the Administrative Agent may, in its sole discretion, waive the requirements of paragraphs (a) through (d) of this Section 6.9 with respect to any property acquired after the Amendment Effective Date by any Group Member if the Administrative Agent determines that the costs of obtaining a security interest in such property are excessive in relation to the value of such property.

6.10                           Matters Relating to Collateral.  [~~(a)~~  ](a)  Promptly following (but in any event no later than 20 Business Days after the occurrence thereof) the date upon which any Loan Party changes its jurisdiction of organization or changes its name, notify the Administrative Agent of such change and deliver to the Administrative Agent all additional executed financing statements and other documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein.

(b)                         Promptly deliver to the Administrative Agent a copy of each material demand, notice or document received by any Loan Party that questions or calls into doubt the validity or enforceability of more than the greater of (x) $4,000,000 in net amount of outstanding Receivables and (y) 10% of the aggregate net amount of the then outstanding Receivables.

(c)         Except as could not reasonably be expected to have a Material Adverse Effect, each Loan Party shall not (a) grant any extension of the time of payment of any Receivable, (b) compromise or settle any Receivable for less than the full amount thereof, (c) release, wholly or partially, any Person liable for the payment of any Receivable, (d) allow any credit or discount whatsoever on any Receivable or (e) amend, supplement or modify any Receivable in any manner that could adversely affect the value thereof.

(d)        Except as could not reasonably be expected to have a Material Adverse Effect, each Loan Party (either itself or through licensees) will (i) continue to use each material Trademark on each and every trademark class of goods applicable to its current line as reflected in its current catalogs, brochures and price lists in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) maintain as in the past the quality of products and services offered under such Trademark, (iii) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless the Administrative Agent, for the ratable benefit of the Lenders, shall obtain a perfected security interest in such mark pursuant to this Agreement, and (v) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark may become invalidated or impaired in any way.

(e)         Except as could not reasonably be expected to have a Material Adverse Effect, each Loan Party (either itself or through licensees) will not do any act, or omit to do any act, whereby any material Patent may become forfeited, abandoned or dedicated to the public.

(f)         Except as could not reasonably be expected to have a Material Adverse Effect, each Loan Party (either itself or through licensees) (i) will employ each material Copyright and (ii) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any material portion of the Copyrights may become invalidated or otherwise impaired.  No Loan Party will (either itself or through licensees) do any act whereby any material portion of the Copyrights may fall into the public domain.

(g)        Whenever any Loan Party, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any material Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office, such Loan Party shall report such filing to the Administrative Agent within five Business Days after the last day of the fiscal quarter in which such filing occurs.  Such Loan Party shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent’s and the Lenders’ security interest in any material Copyright, Patent or Trademark and the goodwill and general intangibles of such Loan Party relating thereto or represented thereby.

(h)        Except as could not reasonably be expected to have a Material Adverse Effect, each Loan Party will take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the material Intellectual Property, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.

6.11         USA PATRIOT Act Compliance.  Holdings and the Borrower shall, and shall cause each of their Subsidiaries and Affiliates to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lenders in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 or similar laws, rules or regulations.

SECTION 7.           NEGATIVE COVENANTS

From and after the Amendment Effective Date, Holdings and the Borrower hereby jointly and severally agree that, so long as any Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount (other than any contingent or unliquidated obligations or liabilities) is owing to any Lender or the Administrative Agent hereunder, each of Holdings and the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1           Financial Condition Covenants.

(a)         Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower ending [~~with any fiscal quarter~~]on each of the dates set forth below to exceed the ratio set forth below opposite such [~~fiscal quarter~~]date:

Fiscal Quarters Ending	Consolidated Leverage Ratio
[~~June 30, 2003~~]	[~~4.50~~]
[~~September 30, 2003~~]	[~~4.50~~]
[~~December 30, 2003~~]	[~~4.50~~]
[~~March 31, 2004~~]	[~~4.25~~]
[~~June 30, 2004~~]	[~~4.25~~]
[~~September 30, 2004~~]	[~~4.25~~]
December 31, 2004	[~~4.25~~]5.25
March 31, 2005	[~~4.25~~]5.40
June 30, 2005	[~~4.25~~]5.25
September 30, 2005	[~~4.25~~]5.25
December 31, 2005	[~~4.25~~]5.25
March 31, 2006	[~~4.00~~]5.50
June 30, 2006	[~~4.00~~]5.25
September 30, 2006	[~~4.00~~]5.00
December 31, 2006	[~~4.00~~]4.75
March 31, 2007 [~~and thereafter~~]	[~~3.75~~]4.75
June 30, 2007	4.50
September 30, 2007	4.50
December 31, 2007	4.25
March 31, 2008 and the last day of each fiscal quarter thereafter	4.00

(b)        Consolidated Senior Leverage Ratio.  Permit the Consolidated Senior Leverage Ratio for any period of four consecutive fiscal quarters of the Borrower ending [~~with any fiscal~~

~~quarter~~]on each of the dates set forth below to exceed the ratio set forth below opposite such [~~fiscal quarter~~]date:

Fiscal Quarters Ending	Consolidated Senior Leverage Ratio
December 31, 2004	1.75
March 31, 2005	1.75
June 30, [~~2003~~]2005	[~~2.25~~]1.75
September 30, [~~2003~~]2005	[~~2.25~~]1.75
December [~~30,~~]31, [~~2003~~]2005	[~~2.25~~]1.75
March 31, [~~2004~~]2006 and the last day of each fiscal quarter thereafter	2.00

(c)         Consolidated Fixed Charge Coverage Ratio.  Permit the Consolidated Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters [~~of the Borrower~~ ]ending [~~with any fiscal quarter~~]on each of the dates set forth below to be less than the ratio set forth below opposite such [~~fiscal quarter~~]date:

Fiscal Quarter Ending	Consolidated Fixed Charge Coverage Ratio
[~~June 30, 2003~~]	[~~1.35~~]
[~~September 30, 2003~~]	[~~1.35~~]
[~~December 31, 2003~~]	[~~1.35~~]
[~~March 31, 2004~~]	[~~1.45~~]
[~~June 30, 2004~~]	[~~1.45~~]
[~~September 30, 2004~~]	[~~1.45~~]
December 31, 2004	[~~1.45~~]1.00
March 31, 2005	[~~1.45~~]1.00
June 30, 2005	[~~1.45~~]1.05
September 30, 2005	[~~1.45~~]1.05
December 31, 2005	[~~1.45~~]1.05
March 31, 2006	[~~1.50~~]1.05
June 30, 2006	[~~1.50~~]1.05
September 30, 2006	[~~1.50~~]1.05
[~~December 31, 2006~~]	[~~1.50~~]
[~~March~~]December 31, [~~2007~~]2006 and the last day of each fiscal quarter thereafter	[~~1.55~~]1.15

(d)         Holdings Consolidated Leverage Ratio. Permit the Holdings Consolidated Leverage Ratio for any period of four consecutive fiscal quarters of Holdings ending on each of the dates set forth below to exceed the ratio set forth below opposite such date:

Fiscal Quarters Ending	Holdings Consolidated Leverage Ratio
December 31, 2004	7.20
March 31, 2005	7.50
June 30, 2005	7.50
September 30, 2005	7.50
December 31, 2005	7.50
March 31, 2006	7.50
June 30, 2006	7.50
September 30, 2006	7.25
December 31, 2006	7.25
March 31, 2007	7.00
June 30, 2007	6.75
September 30, 2007	6.75
December 31, 2007	6.50
March 31, 2008	6.00
June 30, 2008	6.00
September 30, 2008	6.00
December 31, 2008	6.00
March 31, 2009 and the last day of each fiscal quarter thereafter	5.50

7.2           Indebtedness.  Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)         Indebtedness of any Loan Party pursuant to any Loan Document;

(b)        Indebtedness (i) of Holdings to the Borrower in connection with Investments permitted in Section 7.7(f)(i), (ii) of any Loan Party (other than Holdings) to the Borrower or any Subsidiary, and (iii) of any Subsidiary that is not a Loan Party to (x) any Loan Party (other than Holdings) to the extent such Investment is permitted under Section 7.7(f), and (y) any Person that is not a Loan Party, provided that Indebtedness incurred under this clause (y) shall not exceed $10,000,000 at any one time outstanding;

(c)         Guarantee Obligations incurred in respect of any Indebtedness permitted hereunder;

(d)        Indebtedness outstanding as of the Original Closing Date and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);

(e)         Indebtedness incurred to finance the acquisition, construction, development, maintenance, upgrade or improvement of any assets (including, without limitation, Capital Lease Obligations and as incurred pursuant to Sale-Leaseback Transactions), which may be secured by Liens permitted by Section 7.3(g), in an aggregate principal amount, when aggregated with the amount of Indebtedness outstanding under clause (ii) of Section 7.2(i) at such time, not to exceed $25,000,000 at any one time outstanding;

(f)         [~~(i)~~ ](i)     Indebtedness of the Borrower in respect of the Senior Subordinated Notes in an aggregate principal amount not to exceed $200,000,000 and (ii) Guarantee Obligations of any Subsidiary Guarantor in respect of such Indebtedness, provided that such Guarantee Obligations are subordinated to the same extent as the obligations of the Borrower in respect of the Senior Subordinated Notes;

(g)        additional subordinated Indebtedness of the Borrower that (i) has a final maturity date at least 180 days after the later of the Tranche B Term Maturity Date and the latest Incremental Term Maturity Date and no scheduled payments of principal thereon prior to the later of the Tranche B Term Maturity Date and the latest Incremental Term Maturity Date and (ii) is subject to terms (other than as to interest rate and equity components, which shall be consistent with transactions of a similar nature conducted at such time) substantially similar to (or less restrictive taken as a whole to the Loan Parties than) the Senior Subordinated Notes so long as after giving effect to the incurrence thereof, the Borrower would be in compliance with the covenants set forth in Section 7.1 after giving Pro Forma Effect to the incurrence of such Indebtedness and the use of the proceeds thereof;

(h)        Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase price or similar obligations incurred or assumed in connection with Permitted Acquisitions or any Disposition permitted under Section 7.5;

(i)          Indebtedness of any Person that becomes a Subsidiary Guarantor in connection with a Permitted Acquisition after the Original Closing Date and any refinancings, refundings, renewals or extensions thereof (without increasing the principal amount thereof) in an aggregate principal amount not to exceed $20,000,000 at any one time outstanding; provided that such Indebtedness (i) exists at the time such Person becomes a Subsidiary Guarantor and is not created in contemplation of or in connection with such Person becoming a Subsidiary Guarantor and (ii) may exceed $20,000,000 to the extent that the aggregate principal amount of such additional Indebtedness, when aggregated with the amount of Indebtedness outstanding under Section 7.2(e) at such time, does not exceed $25,000,000 at any one time outstanding;

(j)          Indebtedness with respect to surety, appeal and performance bonds and similar arrangements in the ordinary course of business;

(k)         unsecured Indebtedness (including, without limitation, overdraft facilities) not otherwise permitted hereunder in an aggregate principal amount not exceeding $5,000,000 at any time outstanding; and

(l)         [                               ~~(l)~~            Indebtedness of Holdings in respect of Specified Holdings Securities, so long as (i) on the date of incurrence thereof, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) after giving Pro Forma Effect in the calculation of Consolidated Holdings Total Debt to the incurrence thereof, the use of the proceeds thereof to repay Indebtedness and any Indebtedness repaid since the end of the last fiscal quarter ending prior to the incurrence thereof for which financial statements have been delivered to the Lenders, the Holdings Consolidated Leverage Ratio (as calculated as of the end of the last fiscal quarter ending prior to the incurrence of Indebtedness in respect of such Specified Holdings Securities for which financial statements have been delivered to the Lenders) does not exceed 5.75 to 1.0, and ([~~iii~~]ii) such Indebtedness has a final maturity date at least 91 days after, and does not provide for any scheduled payments of principal thereon or (other than pursuant to customary requirements to make prepayment or redemption offers upon asset sales or change of control events) any mandatory redemption or redemption at the option of the holder thereof (in whole or in part) prior to, the later of the Tranche B Term Maturity Date and the latest Incremental Term Maturity Date.  For purposes of clarification, the conditions in clauses (i)-(iii) in the immediately preceding sentence shall not apply to any accretion in the principal amount or liquidation value of any Specified Holdings Securities or any pay-in-kind notes or Capital Stock issued for the payment of interest or dividends thereon.

7.3           Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a)         Liens for taxes and other charges of a Governmental Authority not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b)        carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 90 days or that are being contested in good faith by appropriate proceedings;

(c)         pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)        deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations and arrangements of a like nature incurred in the ordinary course of business;

(e)         (i) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries and (ii) as permitted in the reasonable discretion of the Administrative Agent, Liens disclosed on any title policy in respect of a Mortgaged Property and any other Lien permitted by a Mortgage;

(f)         Liens in existence on the Original Closing Date listed on Schedule 7.3(f), provided that no such Lien is spread to cover any additional property after the Original Closing Date and that the amount of obligations secured thereby is not increased (other than in respect of assets financed by the same financing source);

(g)        Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to Section 7.2(e); provided that (i) such Liens shall be created not later than six months following the acquisition, construction, development, maintenance, upgrade or improvement of the assets financed with such Indebtedness (provided, that such Liens may be created at any time with respect to real property), (ii) such Liens do not at any time encumber any assets other than the assets financed by such Indebtedness except for other assets financed by the same financing source, and (iii) the amount of Indebtedness secured thereby is not increased except in respect of other asset financings from the same financing source;

(h)        Liens created pursuant to the Security Documents;

(i)          (i) any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased, and (ii) leases and licenses of assets (including, without limitation, intellectual property rights) in the ordinary course of business which do not interfere in any material respect with the conduct of business;

(j)          Liens in respect of judgments that do not constitute an Event of Default under Section 8(h) (other than judgments in excess of $2,000,000 which have been stayed or bonded pending appeal solely as a result of the imposition of such Liens);

(k)         Liens of a collection bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction;

(l)          any Lien existing on any asset prior to the acquisition thereof by the Borrower or any Subsidiary or on any asset of any Person that becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of, or in connection with, such acquisition or such Person becoming a Subsidiary Guarantor and (ii) such Liens shall not apply to any other assets except assets financed by the same financing source);

(m)        any Lien of a Group Member (i) in favor of any Loan Party, and (ii) if such Group Member is not a Loan Party, in favor of any other Person, provided that the aggregate fair market value (determined as of the date such Lien is incurred) of the assets encumbered by such Liens under this clause (ii) shall not exceed $10,000,000 at any one time;

(n)        any Liens securing obligations under Specified Swap Agreements (to the extent not otherwise secured pursuant to clause (h) above) so long as such Liens are subject and subordinate to any Liens created pursuant to the Security Documents; and

(o)        Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) $5,000,000 at any one time.

7.4           Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a)         (i) any Subsidiary of the Borrower may be merged, consolidated, amalgamated, or liquidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving entity) or with or into any Loan Party (provided that the Loan Party shall be the continuing or surviving entity), and (ii) any Subsidiary of the Borrower which is not a Loan Party may be merged, consolidated or liquidated with or into any other Subsidiary of the Borrower which is not a Loan Party;

(b)        any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) (i) to any Loan Party (other than Holdings), and (ii) if such Subsidiary is not a Loan Party, to any other Subsidiary;

(c)         any Disposition permitted by Section 7.5;

(d)        any Investment expressly permitted by Section 7.7 may be structured as a merger, consolidation or amalgamation (including, without limitation, any Disposition resulting in an Investment permitted under Section 7.7); and

(e)         any Subsidiary may liquidate, wind-up or dissolve if the Borrower determines in good faith, and the Administrative Agent concurs with such determination if such Subsidiary has contributed more than 5% to Consolidated EBITDA in the immediately preceding twelve months, that such liquidation, winding-up or dissolution is in the best interests of the Borrower and is not adverse to the interests of the Lenders hereunder in any material respect, provided that any remaining assets of such Subsidiary are transferred to a Loan Party or are otherwise disposed of in accordance with to Section 7.5.

7.5           Disposition of Property.  Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a)         the Disposition of (i) obsolete or worn out property in the ordinary course of business, (ii) equipment which the Borrower determines in good faith is no longer useful to the conduct of business, (iii) assets subject to a Recovery Event, (iv) assets consisting of trade-ins and exchanges for similar assets, and (v) within twelve months after the consummation of a Permitted Acquisition, assets acquired in connection with such Permitted Acquisition so long as the Borrower applies the Net Cash Proceeds of the Disposition of such assets acquired in connection with such Permitted Acquisition to repay any outstanding Term Loans, Revolving Loans and/or Swingline Loans in accordance with Section 2.11;

(b)        in the ordinary course of business, (i) the sale of inventory and supplies, (ii) leases and licenses of assets (including, without limitation, intellectual property rights) which do not interfere in any material respect with the conduct of business, and (iii) the Disposition of accounts receivable in connection with the compromise, settlement or collection thereof;

(c)         Dispositions permitted by Sections 7.4(a), (b) and (e);

(d)        the sale or issuance of any Subsidiary’s Capital Stock (i) to the Borrower or any Loan Party, and (ii) to the extent such sale or issuance is an Investment permitted by Section 7.7(f), to any other Subsidiary;

(e)         the Disposition of other property (including, without limitation, Capital Stock of Subsidiaries) so long as the aggregate fair market value of all property Disposed of pursuant to this paragraph (e), after giving effect to such Disposition, does not exceed (i) in any fiscal year, 15% of the consolidated tangible assets of the Borrower and its Subsidiaries for such fiscal year as determined immediately prior to the time of such Disposition and (ii) at any time, 25% of the greater of (x) consolidated tangible assets of the Borrower and its Subsidiaries as determined immediately prior to the time of such Disposition, and (y) consolidated tangible assets of the Borrower and its Subsidiaries at the Original Closing Date;

(f)         the Disposition of Investments permitted pursuant to clauses (b), (i), (j), (k) and (l) of Section 7.7;

(g)        the Disposition of assets in connection with Sale-Leaseback Transactions permitted by Section 7.10;

(h)        the Disposition of foreign assets and Dispositions by Excluded Foreign Subsidiaries; and

(i)          the Disposition of (i) surplus property in the ordinary course of business and (ii) equipment which the Borrower determines in good faith is uneconomic.

7.6           Restricted Payments.  Declare or pay any dividend (other than dividends payable solely in shares of Qualified Capital Stock or equivalent equity interests) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a)         any Subsidiary may make Restricted Payments (i) to the Borrower or any other Loan Party, (ii) as may be required by applicable law, or (iii) in the case of Excluded Foreign Subsidiaries, to its immediate stockholders, and (iv) in the case of any Subsidiary which is not a Loan Party, to its immediate stockholders solely on a ratable basis in accordance with the equity interests therein;

(b)        so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may pay dividends and distributions to Holdings to permit Holdings to, and Holdings may, purchase Holdings’ Capital Stock or options in respect of Qualified Capital Stock from present or former directors, officers, employees or consultants of any Group Member in connection with the death, disability, or termination of employment or engagement of such director, officer, employee or consultant, provided, that the aggregate amount of payments under this paragraph (b) after the Original Closing Date (net of any proceeds received by Holdings after the Original Closing Date in connection with resales of any Capital Stock or options so purchased) shall not exceed $5,000,000 in the aggregate; provided, further, that, notwithstanding the foregoing, additional payments may be made under this Section 7.6(b) after the Original Closing Date so long as the Consolidated Senior Leverage Ratio, after giving effect to any such payment, does not exceed the ratio set forth in Section 7.1(b) for the period in which such payment is made minus 0.25 and the aggregate of all such payments made pursuant to this Section 7.6(b) does not exceed $15,000,000 in the aggregate;

(c)         the Borrower may pay dividends to Holdings to permit Holdings to (i) pay corporate overhead expenses incurred in the ordinary course of business not to exceed $1,000,000 in any fiscal year and (ii) pay any taxes that are due and payable by Holdings and the Borrower as part of a consolidated group;

(d)        the Borrower may make Restricted Payments with Qualified Capital Stock (or equivalent equity interests), including, without limitation, the conversion, exchange, exercise, surrender or similar transaction of any Qualified Capital Stock or any option or similar right in respect thereof, provided that Restricted Payments with Qualified Capital Stock shall not be permitted to the extent such a payment would result in a Default under Section 8(k)(iv);

(e)         so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Holdings may redeem or repurchase the Permitted Investor Preferred Stock to the extent such redemption or repurchase is made with the proceeds of the sale or issuance of any Qualified Capital Stock of Holdings;

(f)         so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may pay dividends to Holdings to permit Holdings to, and Holdings may, purchase Holdings’ Capital Stock or options from present or former directors, officers, employees or consultants of any Group Member upon the death of such director, officer, employee or consultant from the proceeds of any “key-man” life insurance policies with respect to such person received by the Borrower or Holdings;

(g)        [                               ~~(g)~~           Holdings may at any time and from time to time pay dividends or make other distributions on, or repurchase or redeem, shares of its Qualified or Disqualified Capital Stock with the proceeds of any issuance of Specified Holdings Securities permitted under

Section 7.2(l) or the issuance of any Qualified Capital Stock or, with respect to dividends or other distributions on shares of Disqualified Capital Stock, in shares of Disqualified Capital Stock permitted under Section 7.2(l);[ ~~and~~]

(h)        [                               ~~(h)~~           so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom:

(i)            [                               ~~(i)~~            the Borrower may, from time to time at any time after August 16, 2008, pay dividends or make other distributions to Holdings to permit Holdings to, and Holdings may, make required cash interest or dividend payments with respect to Specified Holdings Securities;

(ii)           [                               ~~(ii)~~           the Borrower may at any time and from time to time pay dividends or make other distributions to Holdings, which dividends or other distributions may be used by Holdings to pay dividends and make other distributions on, or repurchase or redeem, shares of its Capital Stock, to make payments in respect of Indebtedness permitted to be incurred hereunder, or for any other lawful purpose not otherwise prohibited by this Agreement, in an aggregate amount not to exceed $10,000,000 during any fiscal year (it being understood that any unused amounts under this clause (ii) during any fiscal year may be carried forward to the immediately succeeding fiscal year but may not be further carried forward to any subsequent fiscal year); and

(iii)         [                               ~~(iii)~~          the Borrower may, from time to time at any time after August 16, 2008, pay dividends or make other distributions to Holdings to permit Holdings to, and Holdings may, make Catch-Up Payments with respect to Specified Holdings Securities;

so long as after giving Pro Forma Effect to any such payment or distribution by the Borrower in the calculation of Consolidated Fixed Charges thereto (and to any Indebtedness incurred by the Borrower in connection therewith) (x) in each case under clauses (i)-(iii) above, the Borrower would be in compliance with the covenants contained in Section 7.1 as of the end of the last fiscal quarter ending prior to such payment or distribution for which financial statements have been delivered to the Lenders and (y) in the case of clauses (ii) and (iii) above, the sum of (1) the aggregate Available Revolving Commitments of the Lenders at the date of determination and (2) all transferable cash and Cash Equivalents of the Borrower and its Domestic Subsidiaries at such date is not less than $15,000,000 (in each case under clauses (x) and (y) above, as demonstrated by delivery to the Administrative Agent of a certificate of the Borrower to such effect showing such calculation in reasonable detail)[~~.~~]; and

(i)         so long as no Default or Event of Default shall have occurred and be continuing, at any time after June 30, 2006, the Borrower may pay dividends to Holdings to permit Holdings to, and Holdings may, pay cash dividends or distributions to holders of Holdings’ Capital Stock and/or purchase, repurchase, redeem or otherwise acquire Capital Stock held by holders of Holdings’ Capital Stock in an aggregate amount not to exceed $10,000,000 so long as after giving effect to such repayment, distribution, purchase, repurchase, redemption or acquisition by the Borrower, the Holdings Consolidated Leverage Ratio is not more than 5.1 to 1.0.

7.7           Investments.  Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a)         extensions of trade credit in the ordinary course of business;

(b)        investments in Cash Equivalents;

(c)         (i) Guarantee Obligations in respect of Indebtedness permitted by Section 7.2 and other Guarantee Obligations in the ordinary course of business, and (ii) payment in respect of such Guarantee Obligations, together with any repayment, reimbursement, indemnification or similar right arising out of such payment;

(d)        loans and advances to employees of any Group Member (i) in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $1,000,000 at any one time outstanding, and (ii) for the purpose of acquiring Capital Stock of Holdings; provided, that if such acquisition of Capital Stock by such employee is from a party other than a Group Member then such loans and advances shall not exceed an aggregate amount for all Group Members of $1,000,000 at any one time outstanding;

(e)         Investments in assets useful in the business of the Borrower and its Subsidiaries made by the Borrower or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

(f)         Investments by (i) the Borrower in Holdings to permit Holdings to make any Restricted Payment permitted under Section 7.6, (ii) any Loan Party in any other Loan Party (other than Holdings) and (iii) any Subsidiary which is not a Loan Party in any other Subsidiary or Joint Venture;

(g)        the Borrower and any Subsidiary Guarantor may make Permitted Acquisitions, and may create and make Investments in Subsidiaries to own, directly or indirectly, the property acquired thereby; provided that (i) any acquisition of Capital Stock results in the issuer thereof becoming a Subsidiary, (ii) any Domestic Subsidiary created or acquired in connection therewith shall become a Subsidiary Guarantor and the requirements of Section 6.9 shall be satisfied prior to or concurrently with the consummation of such Permitted Acquisition, (iii) no Permitted Acquisition shall be consummated unless, after giving Pro Forma Effect to such Permitted Acquisition (and the related Indebtedness incurred or assumed), the Borrower and its Subsidiaries would be in compliance with the covenants contained in Section 7.1 during such period (as demonstrated by delivery to the Administrative Agent of a certificate to such effect showing such calculation in reasonable detail), (iv) no Default or Event of Default exists at the time thereof or would result therefrom, (v) immediately prior to and after giving effect to any such Permitted Acquisition, the Borrower and its Subsidiaries shall be in compliance with the provisions of Section 7.14, (vi) each such Permitted Acquisition shall be made on a consensual (meaning, in the case of a Person to be acquired, approved by the majority in interest of the board of directors or analogous governing body of such Person) basis between the Borrower and its Subsidiaries, on the one hand, and the Person or Persons being so acquired and the seller or sellers of such assets or such business, on the other hand and (viii) immediately after giving effect to such Permitted Acquisition, the Borrower shall be able to borrow at least $5,000,000 under the Total Revolving Commitments and no Default or Event of Default would result therefrom;

(h)        Investments in receivables and other trade payables owing to the Borrower or any of its Subsidiaries and loans and advances made to customers and suppliers, in each case, if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(i)          Investments received in connection with (A) the bankruptcy, insolvency or reorganization of suppliers and customers, (B) in settlement of delinquent obligations of, and other disputes with, or judgments against customers and suppliers arising in the ordinary course of business and (C) the Disposition of assets permitted under Section 7.5 (other than Section 7.5(g); provided, that the consideration for any such Disposition under Section 7.5(e) shall consist of at least 75% cash and cash equivalents (for purposes of this clause (i), assumption of any Indebtedness related to the assets subject to such Disposition shall be deemed to be cash);

(j)          (i) Investments under Swap Agreements, so long as any such Swap Agreement is not entered into for speculative purposes, and (ii) pledges, deposits and similar arrangements with respect to leases and utilities in the ordinary course of business or arising out of Liens permitted under Sections 7.3(c) and (d);

(k)         Investments (i) existing on the Original Closing Date and set forth on Schedule 7.7 attached hereto, and (ii) of any Person existing at the time such Person becomes a Subsidiary of the Borrower or consolidates or merges with the Borrower or any of its Subsidiaries (including, without limitation, in connection with a Permitted Acquisition) so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such merger; and

(l)          in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (net of all repayments, returns, interest, distributions, income, profits and similar amounts realized therefrom) not to exceed $10,000,000 at any time outstanding.

7.8           Optional Payments and Modifications of Certain Debt Instruments.   (a)  Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to the Senior Subordinated Notes; provided that, at any time and from time to time prior to August 15, 2005, the Borrower may redeem in the aggregate up to 35% of the original principal amount of the Senior Subordinated Notes with the Net Cash Proceeds of one or more Equity Offerings received by, or contributed by Holdings to, the Borrower, subject to the applicable terms and conditions of the Senior Subordinated Note Indenture (for this purpose, the terms “Net Cash Proceeds” and “Equity Offerings” have the meanings given to them in the Senior Subordinated Note Indenture); (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Subordinated Notes (other than any such amendment, modification, waiver or other change contemplated by the solicitation documents included in Holdings’ Current Report on Form 8-K filed with the SEC on July 29, 2005, including, without limitation, the modification to certain interest rates and payment of fees, each as described therein) if the effect thereof could reasonably be expected to be adverse or disadvantageous to the Lenders in any material respect; (c) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Disqualified Capital Stock or Permitted Investor Preferred Stock or any Specified Holdings Securities (other than any such amendment, modification, waiver or other change contemplated by the solicitation documents included in Holdings’ Current Report on Form 8-K filed with the SEC on July 29, 2005, including, without limitation, the modification to certain interest rates and payment of fees, each as described therein) that are not Disqualified Capital Stock if the effect thereof could reasonably be expected to be adverse or disadvantageous to the Lenders in any material respect; (d) designate any Indebtedness (other than obligations of the Loan Parties pursuant to the Loan Documents) as “Designated Senior Indebtedness” (or any other defined term having a similar purpose) for the purposes of the Senior Subordinated Note Indenture; or (e) except as contemplated by [~~Sections~~]Section 7.6(g) and (h), make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any Specified Holdings Securities, except with proceeds of additional Specified Holdings Securities issued by Holdings in accordance with Section 7.2(l), proceeds of Qualified Capital Stock issued by Holdings, or proceeds of dividends or other distributions permitted under Section 7.6(h)(ii).

7.9           Transactions with Affiliates.  Enter into any transaction (other than any transaction permitted by Section 7.6), including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than any Group Member) unless such transaction is (a) otherwise permitted under this Agreement and (b) upon terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; provided, that notwithstanding the foregoing, Holdings and its Subsidiaries may enter into the transactions set forth in Schedule 7.9 attached hereto[~~.~~]; it being understood that the transactions contemplated by the August Stock Purchase Agreement and the subsequent purchase, repurchase, redemption or other acquisition as permitted by clause (i) of Section 7.6 hereof shall not constitute a transaction prohibited by this Section 7.9.

7.10         Sales and Leasebacks.  Enter into any arrangement with any Person providing for the leasing by any Loan Party of personal property that has been or is to be sold or transferred by such Loan Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Loan Party (a “Sale-Leaseback Transaction”) other than as permitted pursuant to Section 7.2(e); provided that in the case of any Sale-Leaseback Transaction resulting in an operating lease, solely for purposes of determining whether such lease would be permitted pursuant to Section 7.2(e) as contemplated by this Section 7.10, the present value of the rent payments during the term of such lease shall be deemed to constitute Capital Lease Obligations.

7.11         Changes in Fiscal Periods.  Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

7.12         Negative Pledge Clauses.  Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, other than (a) this Agreement and the other Loan Documents, (b) any agreements governing (i) any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby together with any other assets financed by the same financing source), (ii) any Indebtedness permitted under Sections 7.2(f), (g), (i) and (l), and (iii) the Permitted Investor Preferred Stock, (c) any document governing any Lien permitted under Section 7.3 so long as such restriction is limited to the assets subject to such Lien, (d) customary provisions in leases, licenses, and similar arrangements in the ordinary course of business, (e) customary provisions in agreements for the Disposition of assets pending the consummation of such Disposition, (f) as imposed by any Requirement of Law, and (g) as relating to the assets of any Excluded Foreign Subsidiary.

7.13         Clauses Restricting Subsidiary Distributions.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) any restrictions existing under any agreements governing (x) any Indebtedness permitted under [~~Sections~~]Section 7.2(f), (g), (i) and (l), and (y) the Permitted Investor Preferred Stock, (iv) as imposed by any Requirement of Law, and (v) as relating to any Excluded Foreign Subsidiary.

7.14         Lines of Business.  Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related, incidental or ancillary to diagnostic imaging services (other than any businesses acquired as a result of a Permitted Acquisition, which other businesses, if not permitted under this Section 7.14, shall be disposed of in accordance with Section 7.5(a)(v)).

7.15         Amendments to Recapitalization Documents.  Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the Recapitalization Documentation, in a manner which could reasonably be expected to have a Material Adverse Effect.

SECTION 8.           EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)         the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)        any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c)         any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to Holdings and the Borrower only), Section 6.6(b), Section 6.7(a), 6.10(a) or Section 7 of this Agreement; or

(d)        any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e)         any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation of any Group Member in respect thereof, but excluding the Loans) on the scheduled or original due date with respect thereto beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $2,000,000; or

(f)         other than in connection with any transaction permitted under Section 7.4(e) (so long as such transaction does not affect any other Group Member and the value of the Subsidiary subject to such transaction, when aggregated with the value of all other Subsidiaries liquidated, wound up or dissolved pursuant to Section 7.4(e) does not exceed 5% of the consolidated total assets of the Group Members), (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)        (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(h)        one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has not denied coverage) of $2,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i)          any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j)          the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k)         (i)  at any time prior to the initial public offering of Holdings, the Sponsor and its Control Investment Affiliates, collectively, shall cease to have the power to vote or direct the voting of securities having a majority of the ordinary voting power for the election of directors of Holdings (determined on a fully diluted basis); (ii) at any time after the initial public offering of Holdings, (x) the Sponsor shall cease to be the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d) –5 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of at least 20% of the outstanding common stock of Holdings having ordinary voting power for the election of directors of Holdings, or (y) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Sponsor and its Control Investment Affiliates, shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 of the Exchange Act), directly or indirectly, of more than 35% of the outstanding common stock of Holdings having ordinary voting power for the election of directors of Holdings and the Sponsor and its Control Investment Affiliates, collectively, shall own beneficially and of record a lesser amount of common stock of Holdings having ordinary voting power for the election of directors of Holdings; (iii) the board of directors of Holdings shall cease to consist of a majority of Continuing Directors; (iv) Holdings shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of the Borrower free and clear of all Liens (except Liens created by the Guarantee and Collateral Agreement); or (v) a Specified Change of Control shall occur; or

(l)          Holdings shall (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those (x) incidental to its ownership of the Capital Stock of the Borrower and beneficial ownership of the other Group Members, and (y) relating to the administration of the businesses of the Group Members taken as a whole, including, without limitation the engagement of professionals, advisors and consultants, (ii) incur, create, assume or suffer to exist any Indebtedness or other material liabilities or financial obligations, except (v) parent guarantees and similar arrangements of a parent company for the benefit of its subsidiaries, (w) nonconsensual obligations imposed by operation of law (including, without limitation, any judgments, orders, decrees, writs or injunctions), (x) obligations pursuant to the Loan Documents to which it is a party, (y) obligations expressly permitted or contemplated for it by Section 7 and (z) obligations with respect to its Capital Stock, or (iii) own, lease, manage or otherwise operate any properties or assets (including cash and cash equivalents (other than (x) cash received in connection with dividends made by the Borrower in accordance with Section 7.6 pending application in the manner contemplated by said Section, [~~and~~ ](y) cash proceeds of any issuance of Specified Holdings Securities pending application in the manner contemplated by Section 7.6 and (z) up to $2.0 million of cash received in connection with the sale of Capital Stock contemplated by the August Stock Purchase Agreement to pay fees, expenses and cash interest in respect of the amendments to the Specified Holdings Securities with any residual amounts to be contributed to the Borrower) other than the ownership of shares of Capital Stock of the Borrower or otherwise in connection with or incidental to any of the foregoing; or

(m)        the Senior Subordinated Notes or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Subsidiary Guarantors under the Guarantee and Collateral Agreement, as the case may be, as provided in the Senior Subordinated Note Indenture, or any Loan Party, the trustee in respect of the Senior Subordinated Notes or the holders of at least 25% in aggregate principal amount of the Senior Subordinated Notes shall so assert;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Revolving Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable.  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit.  Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents.  After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents (other than any contingent or unliquidated obligations or liabilities) shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 9.           THE AGENTS

9.1           Appointment.  Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.   Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2           Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

9.3           Exculpatory Provisions.  Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder.  The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4           Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings or the Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any discretionary action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, the Majority Facility Lenders or all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, the Majority Facility Lenders or all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5           Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, the Majority Facility Lenders or all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6           Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender.  Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.7           Indemnification.  The Lenders severally agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by Holdings or the Borrower and without limiting the obligation of Holdings or the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Revolving Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8           Agents in Their Individual Capacities.  Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent.  With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9           Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and after consulting with the Lenders, appoint a successor Administrative Agent, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed).  If no successor to the Administrative Agent has accepted appointment as Administrative Agent by the date that is forty-five (45) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

9.10         Closing Agent, Co-Documentation Agents and Syndication Agent.  JPMorgan Chase Bank and its affiliates, in their capacity as Closing Agent shall be entitled to the protections, rights and benefits of this Section 9 to the same extent as Wachovia Bank, National Association and its affiliates in their capacity as the Administrative Agent.  Neither the Co-Documentation Agents nor the Syndication Agent shall have any duties or responsibilities hereunder in its capacity as such.

SECTION 10.         MISCELLANEOUS

10.1         Amendments and Waivers.  Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1.  The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount of any Loan or extend the final scheduled maturity date of any Loan, the scheduled date of any amortization payment in respect of any Term Loan or the Revolving Termination Date, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby;  (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender (other than through an increase of the Commitments of other Lenders pursuant to Section 2.1(b) or with respect to any Defaulting Lender); (iii) reduce any percentage specified in the definition of Required Lenders or Supermajority Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or a material portion of the Collateral (other than in connection with any transaction permitted pursuant to Section 7.5) or release any significant Guarantor from its obligations under the Guarantee and Collateral Agreement (other than in connection with any transaction permitted pursuant to Section 7.5), in each case without the written consent of all Lenders (other than Defaulting Lenders); (iv) modify Section 2.1(b) without the consent of the Supermajority Lenders; (v) amend, modify or waive any provision of Section 2.17 without the written consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby; (vi) change the allocation of any prepayment under this Agreement to any Facility or to the installments of such Facility without the written consent of the Majority Facility Lenders with respect to each relevant Facility; (vii) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (viii) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (ix) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swingline Lender; or (x) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender and provided, further, that except as otherwise provided therein, the consent of the Lenders shall not be required for any increase in Commitments pursuant to Section 2.1(b).  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans.  In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

10.2         Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or five Business Days after being deposited in the mail, postage prepaid; or, in the case of courier via guaranteed next-day delivery, the next Business Day; or, in the case of telecopy notice, when received, addressed as follows in the case of Holdings, the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Holdings:	MQ Associates, Inc. 4300 North Point Parkway Alpharetta, Georgia 30022 Attention: [~~J. Kenneth Luke, President~~]Todd Latz, General Counsel Telecopy: 770-246-0202 Telephone: 770-300-0101

with [~~a copy~~]copies to:

O’Melveny & Myers LLP [~~30 Rockefeller Plaza, 41st Floor~~]

Times Square Tower 7 Times Square NY, NY [~~10112~~]10036 Attention: [~~Christopher P. Giordano~~]Ilan Nissan, Esq. Telecopy: 212-[~~408-2420~~]326-2061

and

J.P. Morgan Partners LLC 39th Floor 1221 Avenue of the Americas new York, New York 10020-1080 Attention: Notices Department

Borrower:	MedQuest, Inc.
4300 North Point Parkway Alpharetta, Georgia 30022 Attention: [~~J. Kenneth Luke, President~~]Todd Latz, General Counsel Telecopy: 770-246-0202 Telephone: 770-300-0101

with [~~a copy~~]copies to:

O’Melveny & Myers LLP [~~30 Rockefeller Plaza, 41st Floor~~]

Times Square Tower 7 Times Square NY, NY [~~10112~~]10036 Attention: [~~Christopher P. Giordano~~]Ilan Nissan, Esq. Telecopy: 212-[~~408-2420~~]326-2061

and

J.P. Morgan Partners LLC 39th Floor 1221 Avenue of the Americas

new York, New York 10020-1080 Attention: Notices Department

Administrative Agent:	Wachovia Bank, National Association Syndication Agency Services 201 South College Street, 8th Floor Charlotte, North Carolina 28288-0608
Attention: Syndication Agency Services
Telecopy: 704-383-0288
Telephone: 704-374-2698

with a copy to:

Wachovia Bank, National Association [~~Healthcare Agency Management~~] One Wachovia Center, 5th Floor 301 South College Street, NC [~~0760~~]0537 Charlotte, North Carolina 28288-[~~0760~~]0537
Attention: [~~Ms~~]Mr. [~~Leanne~~]Mark [~~Phillips~~]Hedrick
Telecopy: 704-383-[~~7611~~]6249
Telephone: 704-[~~374~~]383-[~~6278~~]0297

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3         No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4         Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5         Payment of Expenses and Taxes.  The Borrower agrees (a) to pay or reimburse each Agent for all its out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to this Agreement, and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including but not limited to the reasonable fees and disbursements of counsel for the Administrative Agent, any other counsel that any of the Agents shall retain and any other third-party appraisers, consultants, financial consultants and auditors advising the Administrative Agent or retained by counsel for the Administrative Agent, and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Amendment Effective Date (in the case of amounts to be paid on the Amendment Effective Date) and from time to time thereafter on a quarterly basis or such other periodic basis as each Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent and any third-party appraisers, consultants, financial consultants and auditors advising the Administrative Agent or retained by counsel for the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities resulted from the gross negligence or willful misconduct of such Indemnitee.  All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor.  Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted [~~to J. Kenneth Luke (Telephone No. 770-300-0101) (Telecopy No. 770-246-0202),~~ ]at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent.  The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

10.6         Successors and Assigns; Participations and Assignments.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)        (i)            Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(1)           the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person; and

(2)           the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment, to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii)           Assignments shall be subject to the following additional conditions:

(1)           except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, in the case of the Tranche B Term Facility or any Incremental Term Loan Facility, $1,000,000) unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default under Sections 8(a), (f) or (k) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(2)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(3)           the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire; and

(4)           in the case of an assignment to a CLO (as defined below), the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents, provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such CLO.

For the purposes of this Section 10.6, the terms “Approved Fund” and “CLO” have the following meanings:

“Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.

(iii)          Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)          The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)         (i)            Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender.

(ii)           A Participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.19 unless such Participant complies with Section 2.19(d).

(d)        Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that any such pledge or assignment (other than to secure obligations to a Federal Reserve Bank) shall be in connection with a bona fide pledge or assignment of a security interest in all or a substantial portion of such Lender’s lending portfolio; provided further that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)         The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f)         Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 10.6(b).  Each of Holdings, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

10.7         Adjustments; Set-off.  (a)  Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders, if any Lender (a “Benefitted Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 8, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)        In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of an Event of Default, each Lender shall have the right, without prior notice to Holdings or the Borrower, any such notice being expressly waived by Holdings and the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Holdings or the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Holdings or the Borrower, as the case may be.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8         Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9         Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10       Integration.  This Agreement and the other Loan Documents represent the entire agreement of Holdings, the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11       GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12       Submission [~~To~~]to Jurisdiction; Waivers.  Each of Holdings and the Borrower hereby irrevocably and unconditionally:

(a)         submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)        consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)         agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Holdings or the Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)        agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)         waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13       Acknowledgements.  Each of Holdings and the Borrower hereby acknowledges that:

(a)         it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)        neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and Holdings and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)         no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrower and the Lenders.

10.14       Releases of Guarantees and Liens.  (a)  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral or Guarantee Obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraph (b) below.

(b)        At such time as the Loans, the Reimbursement Obligations and all fees due and owing under the Loan Documents shall have been paid in full, the Revolving Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

10.15       Confidentiality.  Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) on a confidential basis, to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed other than by the Administrative Agent, any Lender or their respective affiliates, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.  Each Lender shall have the right to review and approve any public announcement made after the date hereof relating to such Lender or any of its affiliates or to any matters contemplated hereby, before any such announcement is made (such approval not to be unreasonably withheld or delayed); provided that this paragraph shall not apply to the extent any such disclosure may be compelled in a judicial or administrative proceeding or as otherwise required by law (including any filings required by the SEC). Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure.  However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.

10.16       WAIVERS OF JURY TRIAL.  HOLDINGS, THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.